UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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First Midwest Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April [12], 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of First Midwest Bancorp, Inc., which will be held on Wednesday, May 17, 2017 at 9:00 a.m., Central time, at the Westin Chicago Northwest Hotel, 400 Park Boulevard, Itasca, Illinois 60143.

The matters to be acted on at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.  Also enclosed is a copy of our 2016 Annual Report.  Please review these materials carefully before voting.

We are pleased to offer multiple options for voting your shares.  As detailed in the Questions and Answers section of the Proxy Statement, you may vote your shares via the Internet, by telephone or by mail.  Voting in any of these ways will not prevent you from attending the Annual Meeting.  You also may vote in person by written ballot at the Annual Meeting.

Your vote is very important to us.  Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in First Midwest.  I hope you will be able to attend the Annual Meeting.

Sincerely,

Michael L. Scudder
President and Chief Executive Officer

One Pierce Place, Suite 1500

Itasca, Illinois 60143

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 17, 2017 at 9:00 a.m., Central time.

Place:	Westin Chicago Northwest Hotel, 400 Park Boulevard, Itasca, Illinois 60143.

Items of Business:	w	To elect as directors the seven nominees identified in the attached Proxy Statement, each to serve for a term as described in the Proxy Statement.

	w	To approve and adopt an amendment to the Company’s Restated Certificate of Incorporation, as amended, to declassify the Board of Directors.

	w	To approve and adopt an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 150,000,000 to 250,000,000.

	w	To approve an advisory (non-binding) resolution regarding the compensation paid in 2016 to the Company’s named executive officers.

	w	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

	w	To transact such other business as may properly come before the Annual Meeting.

Record Date:

You are entitled to vote at the Annual Meeting only if you owned shares of First Midwest Bancorp, Inc. common stock at the close of business on March 24, 2017, which is the record date for the Annual Meeting.

Proxy Voting:

It is important that your shares be represented and voted at the Annual Meeting.  You can vote your shares via the Internet, by telephone or by mail.  Voting in any of these ways will not prevent you from attending or voting your shares in person at the Annual Meeting.  For instructions on how to vote your shares, please see the Questions and Answers section of the Proxy Statement.

By Order of the Board of Directors,

Nicholas J. Chulos
Executive Vice President, Corporate Secretary
and General Counsel

April [12], 2017

One Pierce Place, Suite 1500

Itasca, Illinois 60143

PROXY STATEMENT

INTRODUCTION AND SUMMARY

This Proxy Statement is being furnished in connection with a solicitation of proxies by the Board of Directors of First Midwest Bancorp, Inc., a Delaware corporation, to be used at our 2017 Annual Meeting of Stockholders.  The approximate date on which this Proxy Statement, the accompanying Proxy Card and our 2016 Annual Report are first being sent or otherwise made available to stockholders is April [12], 2017.  The following is a summary of items to be voted upon at the Annual Meeting.

Annual Meeting of Stockholders

Date and Time:	May 17, 2017 at 9:00 a.m., Central time

Place:	Westin Chicago Northwest Hotel, 400 Park Boulevard, Itasca, Illinois 60143

Record Date:	March 24, 2017

Items of Business	Board of Directors Vote Recommendation

Election of Directors	FOR

Approval and Adoption of an Amendment to the Company’s Certificate of Incorporation to declassify the Board of Directors	FOR

Approval and Adoption of an Amendment to the Company’s Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 150,000,000 to 250,000,000	FOR

Approval of an Advisory (Non-Binding) Resolution Regarding the Compensation Paid in 2016 to the Company’s Named Executive Officers	FOR

Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm.	FOR

Important Notice Regarding the Availability of Proxy Materials

A copy of our Annual Report for the year ended December 31, 2016 accompanies this Proxy Statement.  The Notice, this Proxy Statement and our Annual Report are available at www.proxyvote.com (if you utilize www.proxyvote.com, you will need the control number included on your Proxy Card).  If you would like to receive, without charge, a paper copy of our Annual Report, please contact our Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

Election of Directors

The first item of business at the Annual Meeting will be the election of seven directors of the Company.  The nominees are Thomas L. Brown, Phupinder S. Gill, Kathryn J. Hayley, Frank B. Modruson, Ellen A. Rudnick, Michael J. Small and Stephen C. Van Arsdell.  Each nominee is currently a director of the Company, with Mr. Brown, Ms. Hayley and Messrs. Modruson and Van Arsdell having been appointed to the Board following the 2016 annual meeting of stockholders.

If the proposal to amend the Company’s Certificate of Incorporation to declassify the Board of Directors, which is the second item of business at the Annual Meeting, is approved and adopted, then each nominee standing for election would be elected to a one-year term that expires in 2018.  If the proposal to declassify the Board of Directors is not approved, then Ms. Hayley and Mr. Van Arsdell would be elected to the class of directors whose term expires in 2019 and Messrs. Brown, Gill and Modruson, Ms. Rudnick and Mr. Small would be elected to the class of directors whose term expires in 2020.

Director Nominees	Age	Director Since	Independent	Board of Directors Vote Recommendation
Thomas L. Brown	60	2017	Yes	FOR
Vice President and Chief Financial Officer RLI Corp.
Phupinder S. Gill	56	2010	Yes	FOR
Former Chief Executive Officer CME Group, Inc.
Kathryn J. Hayley	58	2016	Yes	FOR
Former Executive Vice President UnitedHealth Group, Inc.
Frank B. Modruson	57	2016	Yes	FOR
Former Chief Information Officer Accenture plc
Ellen A. Rudnick	66	2005	Yes	FOR
Senior Advisor and Adjunct Professor of Entrepreneurship University of Chicago Booth School of Business
Michael J. Small	59	2010	Yes	FOR
President and Chief Executive Officer Gogo, Inc.
Stephen C. Van Arsdell	66	2017	Yes	FOR
Former Senior Partner and Chairman and Chief Executive Officer Deloitte & Touche LLP

Amendment to Certificate of Incorporation to Declassify the Board of Directors

We are asking our stockholders to approve and adopt an amendment to our Certificate of Incorporation to declassify our Board of Directors.

Amendment to Certificate of Incorporation to Increase the Authorized Shares of Common Stock

We are asking our stockholders to approve and adopt an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 to 250,000,000.

Executive Compensation

We are asking our stockholders to approve, on an advisory (non-binding) basis, a resolution regarding the compensation paid in 2016 to our named executive officers as disclosed in this Proxy Statement.

Independent Registered Public Accounting Firm

We are asking our stockholders to ratify, on an advisory (non-binding) basis, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

Certain Terms

Certain terms that we use in this Proxy Statement have particular meanings.  For ease of reference, we have set forth below the meanings of these terms.

Term	Meaning
401(k) Plan	First Midwest Bancorp, Inc. Savings and Profit Sharing Plan, as amended
Annual Meeting	2017 Annual Meeting of Stockholders of First Midwest Bancorp, Inc.
Board of Directors or Board	Board of Directors of First Midwest Bancorp, Inc.
By-Laws	Amended and Restated By-Laws of First Midwest Bancorp, Inc., as amended
Certificate of Incorporation	Restated Certificate of Incorporation of First Midwest Bancorp, Inc., as amended
Common Stock	Common Stock, $0.01 par value, of First Midwest Bancorp, Inc.
Company, we, us or our	First Midwest Bancorp, Inc.
Deferred Compensation Plan	First Midwest Bancorp, Inc. Nonqualified Retirement Plan, as amended
Exchange Act	Securities Exchange Act of 1934, as amended
First Midwest Bank or Bank	First Midwest Bank, which is a wholly-owned subsidiary of First Midwest Bancorp, Inc.
Form 10-K	First Midwest Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016
Gain Deferral Plan	First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan, as amended
Internal Revenue Code	Internal Revenue Code of 1986, as amended
M&A	Mergers and acquisitions

Named executive officers	Executive officers named in the Summary Compensation Table contained in this Proxy Statement
Non-Employee Directors Stock Plan	First Midwest Bancorp, Inc. Amended and Restated Non-Employee Directors Stock Plan, as amended
Notice	The Notice of Annual Meeting of Stockholders that accompanies this Proxy Statement
Omnibus Stock and Incentive Plan	First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as amended
Pension Plan	First Midwest Bancorp, Inc. Consolidated Pension Plan, as amended
Proxy Card	The form of proxy card or voting instruction form that accompanies this Proxy Statement
Proxy Statement	This proxy statement
Record Date	March 24, 2017
SEC	United States Securities and Exchange Commission
TSR	Total stockholder return

QUESTIONS AND ANSWERS

Who can vote at the Annual Meeting?

You are entitled to vote your shares of Common Stock at the Annual Meeting if you were a stockholder of record of the Company at the close of business on March 24, 2017, the Record Date for the Annual Meeting.  On that date, there were [102,404,548] shares of Common Stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting.  On the Record Date, we had [2,281] stockholders of record.

A proxy is your direction to another person to vote your shares.  When you vote your shares, whether via the Internet, by telephone or by signing and mailing a Proxy Card, you will appoint certain officers of the Company to vote your shares of Common Stock at the Annual Meeting in the manner you instruct.  Even if you plan to attend the Annual Meeting, you should vote your shares in advance.

Who is entitled to receive this mailing?

If you hold shares of our Common Stock that are registered in your name through our transfer agent, Computershare Trust Company, N.A., as of the Record Date, you are the stockholder of record with respect to those shares.  If you hold shares of our Common Stock indirectly through a bank, broker or similar institution, you are considered a beneficial owner of those shares but are not the stockholder of record.  We refer to banks, brokers and similar institutions in this Proxy Statement collectively as “brokers.”  In this circumstance, you are a stockholder whose shares are held in “street name” and your broker is considered the stockholder of record.  We sent copies of our proxy materials directly to all stockholders of record.  If you are a beneficial owner whose shares are held in street name, these materials were sent to you by the broker through which you hold your shares.  As the beneficial owner, you may direct your broker how to vote your shares at the Annual Meeting, and the broker is obligated to provide you with a voting instruction form for you to use for this purpose.

What does it mean if I receive more than one Proxy Card?

If you receive multiple Proxy Cards, this means you hold your shares in more than one account.  To vote all of your shares by proxy, please vote the shares in each account via the Internet or by telephone, or complete, sign, date and return each Proxy Card that you receive.

How are shares voted and counted?

If you are a stockholder of record on the Record Date and you properly vote your shares via the Internet, by telephone or by mail, your shares will be voted in accordance with your instructions.  If you sign and return your Proxy Card, but do not give voting instructions, your shares will be voted in the manner recommended by the Board of Directors, as follows:  FOR each director nominee named in this Proxy Statement and FOR each of the other items set forth in the Notice attached to this Proxy Statement.  If you sign and return your Proxy Card, but do not give voting instructions, you also will grant discretionary authority to the named proxies to vote on any other matters that may properly come before the Annual Meeting, or any adjournment or postponement, which will be voted in accordance with the best judgment of the named proxies.

If your shares are held in street name, on routine matters, the shares will be voted by the broker through which you hold your shares in accordance with your instructions and, if no instructions are given, your broker is entitled to vote your shares in its discretion.  On non-routine matters, your broker will vote your shares only if you have provided the broker with voting instructions.  If you do not give your broker voting instructions for non-routine items, your shares will be treated as “broker non-votes.”  This means your shares will be counted for the purpose of determining if a quorum is present but, except as provided below, will not be included as votes cast with respect to the non-routine items.  The determination of whether a matter is routine or non-routine is made under the rules of the NASDAQ Stock Market.  An abstention occurs when a stockholder marks his or her Proxy Card as ABSTAIN and thereby abstains from voting on a matter.

The following chart explains which items to be voted upon at our Annual Meeting are routine and non-routine and the treatment of broker non-votes and abstentions.

Item	Type	Effect of Broker Non-Votes and Abstentions
Election of Directors	Non-Routine	Broker non-votes and votes to ABSTAIN are not treated as a “vote cast” with respect to the election of a director, and thus will have no effect on the outcome of the vote.
Approval and Adoption of an Amendment to the Company’s Certificate of Incorporation to Declassify the Board of Directors	Non-Routine	Broker non-votes and votes to ABSTAIN will have the effect of a vote AGAINST this item.
Approval and Adoption of an Amendment to the Company’s Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 150,000,000 to 250,000,000	Non-Routine	Broker non-votes and votes to ABSTAIN will have the effect of a vote AGAINST this item.
Approval of an Advisory (Non-Binding) Resolution Regarding the Compensation Paid in 2016 to the Company’s Named Executive Officers	Non-Routine	Broker non-votes will have no effect on the outcome of the vote on this item. Votes to ABSTAIN will have the effect of a vote AGAINST this item.
Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm	Routine	Broker non-votes are not expected to exist because brokers have discretionary authority to vote on this item. Votes to ABSTAIN will have the effect of a vote AGAINST this item.

What is the required vote for each item of business to properly come before the Annual Meeting?

A quorum is required to transact business at the Annual Meeting.  The holders of a majority of the outstanding shares of Common Stock on the Record Date, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker non-votes are treated as present for quorum purposes.

•                              Item 1—Election of Directors.  You may vote FOR or AGAINST any or all director nominees named in this Proxy Statement, or you may ABSTAIN as to one or more directors.  A majority of the votes cast at the Annual Meeting with respect to the election of a director must be voted FOR the director in order for the director to be elected.  If a director who currently serves on the Board of Directors fails to receive a majority of the votes cast FOR his or her election, he or she will tender his or her resignation to the Board of Directors for consideration, and our Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken.  The Board of Directors will consider the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

•                              Item 2—Approval and Adoption of an Amendment to the Company’s Certificate of Incorporation to Declassify the Board of Directors.  You may vote FOR or AGAINST the amendment to our Certificate of Incorporation to declassify the Board of Directors, or you may ABSTAIN.  A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be voted FOR the amendment in order for the amendment to be approved and adopted.

•                              Item 3—Approval and Adoption of an Amendment to the Company’s Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 150,000,000 to 250,000,000.  You may vote FOR or AGAINST the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 to 250,000,000, or you may ABSTAIN.  A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be voted FOR the amendment in order for the amendment to be approved and adopted.

•                              Item 4—Approval of an Advisory (Non-Binding) Resolution Regarding the Compensation Paid in 2016 to the Company’s Named Executive Officers.  You may vote FOR or AGAINST the advisory resolution regarding the compensation paid to our named executive officers, or you may ABSTAIN.  A majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting must be voted FOR this item in order for it to pass.

•                              Item 5—Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm.  You may vote FOR or AGAINST the ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017, or you may ABSTAIN.  A majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting must be voted FOR ratification in order for this item to pass.

How do I vote?

If you are a stockholder of record, you may cast your vote in one of four ways:

:

By Internet.  The web address for Internet voting can be found on the Proxy Card.  Internet voting is available 24 hours a day.  To be valid, your vote by Internet must be received by the deadline specified on the Proxy Card.

(

By Telephone.  The number for telephone voting can be found on the Proxy Card.  Telephone voting is available 24 hours a day.  To be valid, your vote by telephone must be received by the deadline specified on the Proxy Card.

-

By Mail.  Request a paper copy of the Proxy Card if you have not received one, and mark the Proxy Card, sign and date it, and return it in the postage pre-paid envelope provided.  To be valid, your vote by mail must be received by the deadline specified on the Proxy Card.

At the Annual Meeting.  You can vote your shares in person at the Annual Meeting.  You must present an acceptable form of identification (such as a valid driver’s license) in order to enter the Annual Meeting and vote in person.

If you hold your shares in street name, you may vote by following your broker’s instructions or, in order to vote in person at the Annual Meeting, you must obtain from the broker through which you hold your shares, both an account statement showing that you owned shares of Common Stock as of the Record Date and a “legal proxy” form, and bring them to the meeting.

How can I revoke or change my vote?

You can revoke or change your vote at any time before your shares are voted at the Annual Meeting by timely:

•                              resubmitting your vote via the Internet or by telephone; or

•                              executing and mailing a Proxy Card that is dated and received on a later date; or

•         giving written notice of revocation to our Corporate Secretary at One Pierce Place, Suite 1500, Itasca, Illinois 60143; or

•                              voting in person at the Annual Meeting.

If your shares are held in street name, you should contact your broker to change your vote.

How can I obtain an additional Proxy Card?

If you lose, misplace or otherwise need to obtain a Proxy Card, and:

•                              you are a stockholder of record, contact our Corporate Secretary’s office at (630) 875-7463; or

•         you hold Common Stock in street name through a broker, contact your account representative at that organization.

How will current employees who participate in the Company’s benefit plans receive our proxy materials?

Employees who participate in the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan, First Midwest Bancorp, Inc. Nonqualified Retirement Plan, First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan and/or the First Midwest Bancorp, Inc. Dividend Reinvestment Plan, and have a Company e-mail address, will receive an

e-mail from Broadridge Financial Solutions, Inc. describing how to access proxy materials and vote via the Internet or by telephone.  One e-mail will be sent for all accounts registered in the same employee name.  If the employee’s accounts are registered in different names, he or she will receive a separate e-mail for each account.  This e-mail will be titled:  FIRST MIDWEST BANCORP, INC. 2017 ANNUAL MEETING OF STOCKHOLDERS AND PROXY VOTE.

The trustees under these plans (other than the First Midwest Bancorp, Inc. Dividend Reinvestment Plan) are the stockholders of record of all shares of Common Stock held in the plans, and the trustees will vote the shares held for the account of each employee in accordance with the instructions received from the employee.  Employees should instruct the trustees how to vote their shares by using the instructions provided in the e-mail and vote via the Internet or by telephone.  If the trustees do not receive voting instructions by the specified deadline, the trustees will vote the shares proportionally in the same manner as those shares for which instructions were received.  Because the employees are not the record owners of the related shares, the employees may not vote these shares in person at the Annual Meeting.  Individual voting instructions to the plan trustees will be kept confidential and will not be disclosed to any of our directors, officers or employees.

Who pays for the expenses of this proxy solicitation?

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting.  In addition to the solicitation of proxies by mail, solicitations may be made by certain of our directors, officers, employees or affiliates telephonically, electronically or by other means of communication.  Directors, officers and employees will receive no additional compensation for any such solicitation.  Although we do not anticipate using a paid proxy solicitor in connection with the Annual Meeting, we may do so if we believe this to be appropriate.  We will reimburse brokers for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable requirements.

What do I need to do to attend the Annual Meeting?

All stockholders must bring an acceptable form of identification, such as a valid driver’s license, in order to attend the Annual Meeting in person.  If you hold shares in street name and would like to attend our Annual Meeting, you also will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on the Record Date.  If you attend the Annual Meeting as a representative of a stockholder that is an entity, then you must bring proof of your authorization to attend and act on behalf of that entity.

Is a list of stockholders available for inspection?

A list of the stockholders of record as of the Record Date will be available for inspection for purposes germane to the Annual Meeting during ordinary business hours at our offices, One Pierce Place, Suite 1500, Itasca, Illinois 60143, from May 5, 2017 to May 16, 2017, as well as at the Annual Meeting.

How do I obtain the voting results?

Preliminary voting results will be announced at the Annual Meeting.  Final voting results are expected to be published in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.  A copy of this Current Report on Form 8-K will be available on our website at www.firstmidwest.com/investorrelations after its filing with the SEC.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of sixteen directors, but will be reduced to fifteen members as described below.  Historically, the Board has been divided into three classes, with each director serving for a three-year term.  At each annual meeting, only one class of directors stands for election.  This year, as described more fully under Item 2—Approval and Adoption of an Amendment to the Company’s Certificate of Incorporation to Declassify the Board of Directors, we are seeking to amend our Certificate of Incorporation to provide that directors will be elected to one-year terms on a go-forward basis, beginning with the nominees standing for election at this Annual Meeting.  Accordingly, with respect to the election of directors at this Annual Meeting, we are asking stockholders to elect our director nominees to one-year terms, subject to the outcome of the vote on the declassification of our Board.  If our stockholders do not approve the declassification of our Board, then our Board of Directors will remain classified, directors will continue to serve for staggered terms and our director nominees will be elected for the terms indicated in the table below.

Nominees for Election

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors unanimously nominated Thomas L. Brown, Phupinder S. Gill, Kathryn J. Hayley, Frank B. Modruson, Ellen A. Rudnick, Michael J. Small and Stephen C. Van Arsdell to stand for election at this year’s Annual Meeting, all of whom are currently serving as directors of the Company.  Mr. Gill, Ms. Rudnick and Mr. Small presently serve in the class of directors who were last elected in 2014 and whose term expires at the Annual Meeting.  Mr. Brown, Ms. Hayley and Messrs. Modruson and Van Arsdell were appointed to the Board over the course of the last year and have not yet been placed in a class.  Each of the nominees meets the standards of independence under our Corporate Governance Guidelines and the rules of the NASDAQ Stock Market.

John F. Chlebowski, Jr. also currently serves in the class of directors whose term expires at the Annual Meeting.  As previously announced, Mr. Chlebowski, who has served as one of our directors since 2007, has advised us that he will retire from the Board upon the conclusion of his current term.  Prior to the Annual Meeting, the Board will take action to reduce the number of directors to fifteen members.  As such, at and following the Annual Meeting, our Board of Directors will consist of fifteen members until such time as the Board may determine to change the number of directors.

Depending on the outcome of the vote to declassify our Board, each nominee, if re-elected at the Annual Meeting, will hold office for a term expiring as follows and until his or her successor has been elected and qualified:

Nominee	Expiration of Term if Declassification of Board is Approved	Expiration of Term if Declassification of Board is not Approved
Thomas L. Brown	2018 Annual Meeting	2020 Annual Meeting
Phupinder S. Gill	2018 Annual Meeting	2020 Annual Meeting
Kathryn J. Hayley	2018 Annual Meeting	2019 Annual Meeting
Frank B. Modruson	2018 Annual Meeting	2020 Annual Meeting
Ellen A. Rudnick	2018 Annual Meeting	2020 Annual Meeting
Michael J. Small	2018 Annual Meeting	2020 Annual Meeting
Stephen C. Van Arsdell	2018 Annual Meeting	2019 Annual Meeting

Directors of the Company are elected by a majority of the votes cast at the Annual Meeting.  If a director nominee fails to receive the required majority vote for election, the nominee will tender his or her resignation as a director in accordance with our By-Laws and Corporate Governance Guidelines, and the Board of Directors will determine whether it is in the best interests of the Company to accept any tendered resignation.

Each nominee has informed us that he or she is willing to serve as a director if elected.  Should any nominee become unable or refuse to serve as a director upon election, it is intended that the persons named as proxies on the Proxy Card will vote for the election of such other person as the Board of Directors may recommend.

Board Composition, Diversity, Tenure and Refreshment

Our fifteen continuing directors have significant and diverse operational, financial, risk, leadership and other experience.  Over the past two years, two of our directors have announced their retirement and we have added four new directors.  Throughout this process, we have enhanced the industry and Company-specific knowledge of our Board of Directors with the fresh perspectives brought by our new directors.  We believe the result is an even more active and engaged Board with the skill sets necessary to guide the Company as it grows and as our business strategy and the banking industry around us continue to evolve.  The following charts illustrate the varying tenure, diversity, and qualifications and experience of our continuing directors:

Key Experience

✓	CEO or senior executive officer	✓	Business operations and management
✓	Corporate governance	✓	Executive compensation
✓	Mergers and acquisitions	✓	Strategic planning and growth
✓	Risk management	✓	Regulatory, compliance and legal
✓	Academia	✓	Ethics and integrity
✓	Financial expertise/literacy	✓	Civic and community engagement
✓	Other outside board experience	✓	Global and international experience
✓	Banking and financial services industry	✓	Brand management and marketing
✓	Cyber and information security	✓	Information technology
✓	Human resources	✓	Employee benefits

Nomination Process

In identifying, evaluating and recommending nominees for the Board of Directors, our Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, which include:

•         the individual’s judgment, expertise, character, skills, background, knowledge of matters useful to the oversight of the Company and other relevant experience;

•                              the individual’s ability and willingness to commit adequate time to Board and committee matters; and

•                              the extent to which the interplay of the individual’s expertise, skills, knowledge and personality with that of other Board members will build a Board of Directors that is effective, collegial and responsive to the needs of the Company.

We do not set specific minimum qualifications that nominees must meet in order to be recommended to the Board of Directors.  Each nominee is evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors.  The Nominating and Corporate Governance Committee discusses and evaluates possible candidates in detail, and outside consultants are sometimes engaged to help identify potential candidates.

When making recommendations for nominees to the Board, the Nominating and Corporate Governance Committee attempts to include directors who, when taken together with the other nominees and continuing directors, will create a group that offers a diversity of education, professional experience, background, age, gender or minority status, perspective, viewpoints and skills.  The Nominating and Corporate Governance Committee will consider and evaluate director candidates recommended by stockholders in the same manner as other candidates identified by the Committee.  A stockholder who desires to formally nominate a candidate must do so by following the procedures described in the Company’s Certificate of Incorporation and By-Laws.

2017 Nominees and Continuing Directors

The evaluation and selection of each member of the Board of Directors is based on a variety of factors, as described above.  The Board believes that each of the Company’s directors possesses the requisite skills, experience and attributes to qualify him or her to serve as a member of our Board of Directors.

For each of the nominees for election at the Annual Meeting, our Nominating and Corporate Governance Committee and the Board considered, among other factors, the following:

•                              Thomas L. Brown – Mr. Brown’s significant finance and accounting background, including his experience as a member of executive management of a public company.

•                              Phupinder S. Gill – Mr. Gill’s extensive public company board and executive management experience, including his risk and M&A experience.

•                              Kathryn J. Hayley – Ms. Hayley’s strong information technology and financial services background and extensive strategic planning and business and operations management experience, as well as her human resources and talent management experience, developed as a member of executive management of several global companies and partner in a Big 4 accounting firm.

•                              Frank B. Modruson – Mr. Modruson’s extensive background in technology and operations management, significant strategic and risk management experience and service on other public company boards.

•                              Ellen A. Rudnick – Ms. Rudnick’s leadership and entrepreneurial experience, as well as her business management experience and service on various public company boards.

•                              Michael J. Small – Mr. Small’s significant public company and management experience, including his strategic, operating and management experience gained as the current chief executive officer of a public company.

•                              Stephen C. Van Arsdell – Mr. Van Arsdell’s strong accounting, auditing and risk management experience, as well as his extensive leadership and strategic skills and experience with public companies, developed as a former partner and chief executive officer of a Big 4 accounting firm.

Set forth below is the name of each member of the Board, along with his or her principal occupation for at least the previous five years and other professional experience.

Nominees Standing for Election at the Annual Meeting

Thomas L. Brown
Age: 60
Director since: 2017
Independent: ✓

Since 2011, Mr. Brown has been the Vice President and Chief Financial Officer of RLI Corp., a specialty insurer serving diverse niche property, casualty and surety markets.  Previously, he was a partner of PricewaterhouseCoopers LLP, where he served for ten years as its Midwest Regional Financial Services Director and led teams responsible for the banking, insurance, capital markets and investment management business sectors.  Mr. Brown is a certified public accountant.

Mr. Brown currently serves on the board of directors of Prime Holdings Insurance Services, Inc. (since 2016).  He also serves on the boards of directors of the Chicago Shakespeare Theater and Easter Seals Central Illinois, and the board of trustees of Illinois Wesleyan University.

The Board intends to appoint Mr. Brown to the Audit Committee and, upon formation, the Enterprise Risk Committee in May 2017.

Mr. Brown earned a Bachelor of Science degree in Accounting from Illinois Wesleyan University in 1979.

With his extensive finance and accounting background, combined with the insights of a member of the senior management of a public company, Mr. Brown brings valuable finance, accounting, strategic planning, risk and business management skills and experience to our Board of Directors.

Phupinder S. Gill
Age: 56
Director since: 2010
Independent: ✓

Mr. Gill served as the Chief Executive Officer of CME Group Inc., a global derivatives marketplace and exchange, from 2012 until his retirement on December 31, 2016.  Prior thereto, he served as President from 2007 until 2012, and he previously served as President and Chief Operating Officer of CME Holdings and of CME from 2004 until 2007.  From 2000 to 2003, he served as Managing Director and President of CME Clearing.  Mr. Gill was

also the President of GFX Corp., a wholly owned subsidiary of CME Group that provides liquidity in foreign exchange futures, from 1998 until 2012.

Mr. Gill currently serves on the board of directors of The Alexander Maxwell Grant Foundation.  From 2012 until his retirement on December 31, 2016, he served on the boards of CME Group and the World Federation of Exchanges.  He also previously served on the boards of CME Clearing Europe (CME Group’s UK Clearing House), Bursa Malaysia Derivatives Berhad, Bolsa Mexicana de Valores, S.A.B. de C.V., CME Group Foundation and CME Group Community Foundation.  Mr. Gill is a past member of CME Group’s Competitive Markets Advisory Council.

Mr. Gill is a member of our Audit Committee.  The Board intends to appoint Mr. Gill, upon formation, to the Enterprise Risk Committee in May 2017.

Mr. Gill earned a Bachelor of Science degree in Finance in 1985 and a Master of Business Administration with a concentration in Finance in 1987 from Washington State University.

Through his board and executive management experience, Mr. Gill brings important public company, technology, leadership, operating and senior management experience to our Board of Directors, as well as experience with M&A and global affairs.  He also provides the perspective of a former chief executive officer of a public company.

Kathryn J. Hayley
Age: 58
Director since: 2016
Independent: ✓

Ms. Hayley is the Chief Executive Officer of Rosewood Advisory Services, LLC, a business advisory services firm.  Previously, she was an Executive Vice President of UnitedHealth Group, Inc., a position in which she served from 2012 to 2015, overseeing a number of strategic initiatives at this global healthcare company.  From 2006 to 2012, she served as an Executive Vice President of Aon plc, including as Chief Executive Officer of Aon Consulting Worldwide and Aon Hewitt Consulting Americas.  Prior to her service at Aon, Ms. Hayley was an information technology partner at Deloitte Consulting, where she led the financial services practice.  She also served on the board of directors of Deloitte & Touche LLP U.S.

Ms. Hayley currently serves on the board of directors of Tribridge Holdings, LLC (since 2015) and the advisory board of E.A. Renfroe & Company, Inc. (since 2016).  She also serves on the board of the Chicago Shakespeare Theater.

The Board of Directors intends to appoint Ms. Hayley to the Audit Committee and the Compensation Committee in May 2017.

Ms. Hayley earned a Bachelor of Science degree in Applied Computer Science from Illinois State University in 1979 and a Master of Business Administration, with concentrations in Marketing and Finance, from the Kellogg School of Management at Northwestern University in 1984.

Through her extensive information technology and financial services background and her broad executive management experience, as well as her human resources and talent management experience, Ms. Hayley provides our Board with valuable strategic planning and business and operations management experience, as well as the global insights of a former senior executive of multiple international companies.

Frank B. Modruson
Age: 57
Director since: 2016
Independent: ✓

Mr. Modruson has served as President of Modruson & Associates, LLC, a management consulting firm, since 2015.  Prior thereto, Mr. Modruson spent the majority of his career at Accenture plc, a global professional services company, where he served as a client partner and as Chief Information Officer.

He currently serves on the boards of directors of Landauer Corporation (since 2017), a public company specializing in integrated radiation safety products and services, Zebra Technologies Corporation (since 2014), a public company specializing in tracking technology, and Forsythe Technology, Inc. (since 2014).  Mr. Modruson also serves on the boards of the Lyric Opera of Chicago and the Glen Ellyn Volunteer Fire Company.

The Board of Directors intends to appoint Mr. Modruson to the Audit Committee and, upon formation, the Enterprise Risk Committee in May 2017.

Mr. Modruson earned a Bachelor of Science degree in Computer Science from Dickinson College in 1984 and a Master of Science degree in Computer Science from Pennsylvania State University in 1987.

With his significant strategy, consulting and technology background, as well as experience on other public company boards, Mr. Modruson brings important strategic and business insights, as well as risk management and technological and operational efficiencies experience to our Board of Directors.

Ellen A. Rudnick
Age: 66
Director since: 2005
Independent: ✓

Since 1999, Ms. Rudnick has served at the University of Chicago Booth School of Business.  She is currently a Senior Advisor and Adjunct Professor of Entrepreneurship, and she previously served as the Executive Director of the Polsky Center for Entrepreneurship and Innovation.  Prior to joining the University of Chicago, Ms. Rudnick served as President and Chief Executive Officer of Healthcare Knowledge Resources, President of HCIA, Chairman of Pacific Biometrics and Corporate Vice President of Baxter Healthcare Corporation.

Ms. Rudnick currently serves on the boards of directors of Patterson Companies (since 2003) and HMS Holdings, Corp. (since 1997), both of which are public companies, and Liberty Mutual Insurance Company (since 2001).

Ms. Rudnick is a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Ms. Rudnick earned a Bachelor of Arts degree in Italian (with a minor in Economics) from Vassar College in 1972 and a Master of Business Administration with a concentration in Finance from the University of Chicago in 1973.  She has spent over 30 years in business management and entrepreneurial activities, primarily in the health care and information services industries.  She serves in various leadership positions with several civic and nonprofit organizations in the Chicago metropolitan area, including having served on the Northshore University Health System board of directors for over 20 years, and currently is on the boards of directors of Hyde Park Angels, the Chicagoland Entrepreneurship Center (1871) and Matter.  She is the recipient of several honors, including the Today’s Chicago

Woman 20th Anniversary Hall of Fame Award, the YWCA Leadership Award and the Illinois Venture Capital Industry Richard J. Daley Award.

With her extensive business background and her public company board experience, Ms. Rudnick brings important leadership, corporate and entrepreneurial experience to our Board of Directors, as well as valuable experience in business management.

Michael J. Small
Age: 59
Director since: 2010
Independent: ✓

Mr. Small is the President and Chief Executive Officer of Gogo, Inc., an airborne communications service provider, and has served in this capacity since 2010.  He has also served as a director of Gogo, Inc. since 2010.  Prior to joining Gogo, Mr. Small served as the Chief Executive Officer and a Director of Centennial Communications Corp. from 1999 to 2009.  From 1995 to 1998, Mr. Small was the Executive Vice President and Chief Financial Officer of 360 Degrees Communications Company.  Prior to 1995, he held the position of President of Lynch Corporation, a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.

Mr. Small is a member of our Audit Committee.  The Board intends to appoint Mr. Small, upon formation, to the Enterprise Risk Committee in May 2017.

Mr. Small earned a Bachelor of Arts degree in History from Colgate University in 1979 and a Master of Business Administration with a concentration in Finance from the University of Chicago in 1981.

Through his board, executive and financial experience, Mr. Small brings extensive public company, operating and management experience to our Board of Directors, as well as strategic, financial and M&A experience.  He also provides the perspective of a current chief executive officer of a public company.

Stephen C. Van Arsdell
Age: 66
Director since: 2017
Independent: ✓

Mr. Van Arsdell is a former senior partner of Deloitte & Touche LLP, where he served as Chairman and Chief Executive Officer from 2010 to 2012, and as Deputy Chief Executive Officer from 2009 to 2010.  Prior thereto, he served as Deloitte’s partner-in-charge of its financial services practice in the Midwest.  He was a member of Deloitte’s board from 2003 through 2009.  Mr. Van Arsdell is a certified public accountant.

Mr. Van Arsdell is a member of the Audit Committee of Brown Brothers Harriman & Co. (since 2015).  He also is a member of the Dean’s advisory council for the College of Business at the University of Illinois and Vice Chairman of the board of directors of the University of Illinois Alumni Association.  Mr. Van Arsdell currently serves on the board of trustees of the Morton Arboretum and previously chaired the board of trustees of the Conservation Foundation.  He is a past member of the boards of the Illinois Cancer Council, Kidney Foundation of Illinois and Literacy Volunteers of America-Illinois.

The Board intends to appoint Mr. Van Arsdell to the Audit Committee and the Nominating and Corporate Governance Committee in May 2017.

He earned a Bachelor of Science degree in Accounting and a Masters of Accounting Science degree from the University of Illinois in 1972 and 1973, respectively.

Mr. Van Arsdell brings our Board extensive accounting, auditing, risk management and financial experience, together with strategic and leadership skills developed in senior management positions with a global accounting and advisory services organization, as well as significant private banking and wealth management insights.

Continuing Directors Serving a Term Expiring in 2018

Barbara A. Boigegrain
Age: 59
Director since: 2008
Independent: ✓

Since 1994, Ms. Boigegrain has served as the General Secretary and Chief Executive Officer of Wespath Benefits and Investments (formerly the General Board of Pension and Health Benefits of The United Methodist Church), a pension, health and welfare benefit trustee and administrator that is one of the largest faith-based pension funds in the United States, with $21 billion of assets under management, and a global leader in environmental, social and governance (ESG) investing.  Prior to 1994, Ms. Boigegrain spent eleven years as a consultant with Towers Perrin and four years with KPMG LLP and Dart Industries as a manager and analyst.

As the CEO and General Secretary of Wespath, Ms. Boigegrain has overseen its restructuring, significantly improved its performance and services and increased its assets under management.  In her experience as a benefits consultant, she established the San Diego office of Towers Perrin.  Ms. Boigegrain also is a member of the board of directors of Church Benefits Association and Chair of the Church Alliance.

Ms. Boigegrain is a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Ms. Boigegrain earned a Bachelor of Arts degree in Biology and Psychology from Trinity University in 1979.

Through her extensive employee benefits, senior leadership and corporate governance experience, Ms. Boigegrain brings significant leadership, business development, operations and management skills to our Board of Directors.  She also provides valuable knowledge of financial markets and strategic growth.

Peter J. Henseler
Age: 58
Director since: 2011
Independent: ✓

Mr. Henseler is the founder and President of Wise Consulting Group Inc., a strategy and management consulting firm.  He previously held the position of Vice Chairman of TOMY International, a wholly-owned subsidiary of TOMY Company, Ltd., a global designer and marketer of toys and infant products, until his retirement from TOMY International in October 2012.  He held the position of President of TOMY International from April 2011 until April 2012.  Mr. Henseler was President of RC2 Corporation from 2002 to 2011, at which time TOMY Company acquired RC2.  He served as RC2’s Executive Vice President of Sales and Marketing from 1999 to 2002.  Mr. Henseler also served as a director of RC2 and TOMY International.

Prior to joining RC2, Mr. Henseler held marketing positions at McDonald’s Corporation and Hasbro, Inc.  He currently serves as Chairman of the Toy Industry Foundation and previously served on the United States Toy Industry Association Board of Directors.

Mr. Henseler is a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Henseler earned a Bachelor of Science degree in Marketing from Xavier University in 1980.

Mr. Henseler brings important senior management, operating and leadership skills and insights to our Board of Directors through his experience as a former president of a global public company, as well as his substantial operational, brand management and marketing experience.

Patrick J. McDonnell
Age: 73
Director since: 2002
Independent: ✓

Since 2000, Mr. McDonnell has served as the President and Chief Executive Officer of The McDonnell Company LLC, a business consulting company.  In this position, he works with public and privately-held companies in a wide variety of industries to help define organizational opportunities to improve performance and achieve results.  Previously, he served as a partner and Director of Global Assurance for PricewaterhouseCoopers LLP, an international public accounting firm, and Vice Chairman of Business Assurance for its predecessor, Coopers & Lybrand, LLP.  Mr. McDonnell is a certified public accountant.

Mr. McDonnell served as a member of the board of directors of Material Sciences Corporation from 2006 to 2014.  He also served as President and COO of LAI Worldwide, Inc., an executive recruiting firm, prior to its sale to TMP Worldwide, Inc. in 1999.  He is a former Adjunct Professor at the Lake Forest Graduate School of Management, where he taught “Leading Organizational Change.”

Mr. McDonnell is a member of our Audit Committee (serving as its Chair) and Advisory Committee.  The Board intends to appoint Mr. McDonnell, upon formation, to the Enterprise Risk Committee in May 2017.

Mr. McDonnell earned a Bachelor of Business Administration degree with a major in Management from the University of Notre Dame in 1965 and a Master of Business Administration from the University of Michigan in 1970.

Through his significant finance and accounting background and his broad experience with a variety of public companies, Mr. McDonnell brings valuable tactical skills and experience in business management, strategic planning, finance, accounting and public company matters to our Board of Directors.

Robert P. O’Meara
Age: 79
Director since: 1982
Independent: ✓

Mr. O’Meara is currently the Chairman of the Board of the Company.  He has over 45 years of experience in the banking and financial services industry.  Mr. O’Meara previously served as Chairman of the Board of the Company from 1998 through 2007 and was re-appointed to this position in September 2008.  Mr. O’Meara also is a member of the Board of Directors of First Midwest Bank and previously served as Chairman of the Board of the Bank from 2008 through 2011, and Vice Chair from 2011 through 2014.

Mr. O’Meara served as the Company’s Chief Executive Officer from 1987 through 2002 and as its Chief Operating Officer from 1983 to 1987.  Prior to his tenure with the Company, Mr. O’Meara served as President and Chief Executive Officer of Citizens National Bank of Waukegan from 1970 to 1983.  Prior thereto, he was in private law practice in Lake County, Illinois, and he remains a licensed lawyer in the State of Illinois.  Mr. O’Meara also has served in various leadership positions with several civic and charitable organizations in the metropolitan Chicago area.

Mr. O’Meara serves as a member and the Chair of the Advisory Committee.

Mr. O’Meara earned a Bachelor of Science degree in Finance from the University of Notre Dame in 1959 and a Juris Doctor degree from Loyola University of Chicago in 1962.

Through his extensive background and experience in banking, management and strategic decision-making, as well as his in-depth knowledge of both the history and the current business of the Company, Mr. O’Meara provides our Board of Directors with significant executive experience and important information about the Company, as well as insight into the markets it serves and the financial services industry generally.

Mark G. Sander
Age: 58
Director since: 2014
Independent: Insider

Mr. Sander is the Senior Executive Vice President and Chief Operating Officer of the Company and the President and Chief Operating Officer of First Midwest Bank.  Mr. Sander also serves as a director of First Midwest Bank.

Prior to joining the Company in 2011, Mr. Sander served as Executive Vice President, Director of Commercial Banking at Associated Banc-Corp where he oversaw Associated’s commercial banking, treasury management, insurance brokerage and capital markets businesses.  He also served as a member of Associated’s Executive and ALCO Committees.  Previously, he served as a commercial banking executive at Bank of America and in numerous leadership positions in commercial banking at LaSalle Bank.  Mr. Sander has more than thirty years of experience in the financial services industry.

Mr. Sander earned a Bachelor of Science degree in Finance from the University of Illinois in 1980 and a Master of Business Administration with a concentration in Finance and International Economics from the University of Chicago in 1983.

Mr. Sander brings significant banking industry and executive experience to our Board of Directors.  His important leadership position with the Company and First Midwest Bank and his involvement with the operations, vision and strategy of the Company and the Bank provide the Board with an understanding of the Company’s day-to-day operations and strategic goals.

Continuing Directors Serving a Term Expiring in 2019

Br. James Gaffney, FSC
Age: 74
Director since: 1998
Independent: ✓

Br. James served as the President of Lewis University, a leading Catholic and Lasallian university in Romeoville, Illinois, from 1988 until 2016.  He currently serves as President Emeritus.

Br. James has served as a director, trustee or board member of more than ten educational, religious, civic, corporate and community organizations and agencies.  He currently serves on the board of trustees of St. Mary’s College of California, the board of the International Association of Lasallian Universities and the board (as Vice Chair) of the American Red Cross – Illinois Valley Chapter.  He also recently served on the boards of the Federation of Independent Illinois Colleges and Universities, the Community Foundation of Will County and the Will County Center for Economic Development.  As a member of the De La Salle Christian Brothers, he chaired the Lasallian Association of College and University Presidents for 28 years.

Br. James has been the recipient of numerous honors, including the Pro Ecclesiae et Pontifice Medallion from the Vatican in 2013, the Roger Osman Award for Distinguished Volunteer Service from the United Way of Will County, a Lifetime Achievement Award and an Excellence in Education Award from the Joliet Region Chamber of Commerce and Industry, the De La Salle Award from Bethlehem University, the Provena St. Joseph Medical Center Founder’s Award, a Lifetime Achievement Award from the Village of Romeoville and honorary Doctoral Degrees from Saint Mary’s University of Minnesota, Bethlehem University and the University of St. Francis in Joliet.

Br. James is a member of our Nominating and Corporate Governance Committee (serving as its Chair) and Advisory Committee.

Br. James obtained a Bachelor of Arts degree in Theology and a Master of Education from Saint Mary’s University of Minnesota, a Master of Theology from Manhattan College in New York and a Doctor of Ministry in Pastoral Theology from the University of Saint Mary of the Lake in Mundelein, Illinois.

Br. James’s extensive background in executive administration enables him to bring valuable leadership, institutional management and consensus-building skills to our Board of Directors.  His civic and charitable activities in the metropolitan Chicago area also give him unique insight into the markets and communities in which the Company operates.

Michael L. Scudder
Age: 56
Director since: 2008
Independent: Insider

Mr. Scudder is the President and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of First Midwest Bank.

Prior to his current appointment in September 2008, Mr. Scudder served as the Company’s President and Chief Operating Officer beginning in May 2007, and as its Chief Financial Officer from January 2002 to May 2007.  He previously served as the Group Executive Vice President and Chief Financial Officer of First Midwest Bank from May 1995 to December 2001.  He also has served in various other management capacities in his over 30 years of service to the Company.  Mr. Scudder began his professional career at KPMG LLP, an international public accounting firm.

Mr. Scudder serves as a member of our Advisory Committee.

Mr. Scudder earned a Bachelor of Science degree in Accounting from Illinois Wesleyan University in 1982, and a Master of Business Administration with a concentration in Finance from DePaul University in 1993.  He is an active member of the ABA’s American Bankers CEO Council and the Mid-Size Bank Coalition of America.  He is also a member of the Silver Cross Hospital board of directors, the Executive Committee of DePaul University’s Center for Financial Services and the Chicago Metropolitan Planning Council’s Executive Advisory Board.  Additionally, he is a member of the Economic Club of Chicago and the Bankers Club of Chicago.  He previously served as an inaugural member of the Federal Reserve Bank of Chicago’s Community Depository Institution Advisory Council.

Mr. Scudder brings extensive executive management, financial and banking experience to our Board of Directors and has important institutional knowledge of the Company and its business and clients.  His day-to-day management of the Company provides the Board with Company-specific experience and expertise, including a complete understanding of the Company’s vision, strategy and operations as well as deep financial services industry knowledge.

J. Stephen Vanderwoude
Age: 73
Director since: 1991
Independent: ✓

Mr. Vanderwoude is currently a private investor.  From 1996 until April 2007, he served as Chairman and Chief Executive Officer at Madison River Communications Corp., a company that acquired and operated rural telephone companies.  Prior to his service to Madison River, he served as the President, Chief Executive Officer and a director of Powerhouse Technologies, Inc., and President, Chief Operating Officer and a director of Centel Corporation.  Mr. Vanderwoude served as a member of the board of directors of Centennial Communications Corp. from 2002 to 2009 and as its Chairman from 2007 to 2009.

Mr. Vanderwoude earned a Bachelor of Science degree in Engineering from the University of Pennsylvania in 1967 and a Master of Business Administration with concentrations in Economics and Marketing from the University of Chicago in 1977.

Mr. Vanderwoude is a member of our Compensation Committee (serving as its Chair), Nominating and Corporate Governance Committee and Advisory Committee.  The Board intends to appoint Mr. Vanderwoude, upon formation, to the Enterprise Risk Committee in May 2017.

Through his chief executive officer and director experience at other public companies, professional background and considerable business accomplishments and achievements, Mr. Vanderwoude brings valuable skills and experience in leadership, business management, strategic planning, finance, M&A and public company matters to our Board of Directors.

w          w          w

For more information regarding our Board of Directors, its members, its committees and our corporate governance practices, please see the section of this Proxy Statement entitled Corporate Governance at First Midwest or visit the Investor Relations section of our website at www.firstmidwest.com/officersdirectors.

Directors’ Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of Thomas L. Brown, Phupinder S. Gill, Kathryn J. Hayley, Frank B. Modruson, Ellen A. Rudnick, Michael J. Small and Stephen C. Van Arsdell as directors of the Company as set forth above.

ITEM 2—APPROVAL AND ADOPTION OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

Background

Our Certificate of Incorporation currently divides our Board of Directors into three classes, with the members of each class serving for staggered three-year terms.  As a result, only one class of directors stands for election at each of the Company’s annual meetings of stockholders, such that stockholders vote on and elect approximately one-third of the Board each year.  Under Delaware law, directors under a classified board structure may be removed by stockholders only for cause.  At this Annual Meeting, we are asking stockholders to approve and adopt a proposal to amend our Certificate of Incorporation to declassify our Board of Directors.  If approved, the declassification would be phased-in such that directors, including the nominees standing for election at this Annual Meeting, would be elected for one-year terms as their present terms expire.  The amendment would include corresponding changes to allow stockholders to remove directors with or without cause.

The Nominating and Corporate Governance Committee considered and then recommended to our Board of Directors the proposed amendment to our Certificate of Incorporation to declassify the Board and corresponding changes.  Our Board of Directors accepted this recommendation, determined that the proposed amendment was advisable and unanimously approved and adopted, at a meeting held in February 2017, the amendment, subject to stockholder approval at the Annual Meeting.

If stockholders approve and adopt the amendment, it will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State, which the Company intends to file shortly after the Annual Meeting.  The amendment to our Certificate of Incorporation to declassify our Board of Directors is not contingent upon the approval of any other proposal submitted at the Annual Meeting, including Item 3—Approval and Adoption of an Amendment to the Company’s Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 150,000,000 to 250,000,000.

Text of the Proposed Amendment

Paragraph (c) of PART III—GENERAL PROVISIONS of ARTICLE FOURTH of the Certificate of Incorporation would be amended and restated in its entirety to read as follows:

ARTICLE FOURTH.  Authorized Stock.

PART III—GENERAL PROVISIONS

(c)                               Removal of Directors.  Any or all directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock.  For purposes of this paragraph (c), each share of the Voting Stock shall have the number of votes granted to it pursuant to this Article Fourth.

Paragraphs (c), (d), (e) and (f) of ARTICLE FIFTH of the Certificate of Incorporation would be deleted in their entirety and replaced with new Paragraphs (c), (d) and (e), which would read as follows:

ARTICLE FIFTH.  Board of Directors.

. . .

(c)                               The successors of the directors whose terms expire at the 2017 annual meeting of stockholders shall serve a term of office to expire at the 2018 annual meeting of stockholders.  At the 2018 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall serve a term of office to expire at the 2019 annual meeting of stockholders.  At the 2019 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, the successors of the directors whose terms expire at each such meeting shall serve a term of office expiring at the annual meeting of stockholders next following their election.

(d)                              Each director shall serve until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal.  Should a vacancy occur or be created, such vacancy shall be filled by a majority vote of the remaining directors then in office although less than a quorum, or by the sole remaining director.  A director elected to fill a vacancy arising through death, retirement, resignation or removal of a director shall hold office until the end of the term to which such director’s predecessor was chosen.  A director elected to fill a vacancy created through an increase in the number of directors shall serve a term of office to expire at the next annual meeting of stockholders.

(e)                               Notwithstanding any of the foregoing provisions of this Article Fifth, whenever the holders of any outstanding class or series of Preferred Stock shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation and of the resolution of the Board of Directors providing for the issue of such class or series of Preferred Stock applicable thereto.

Paragraphs (g), (h), (i) and (j) of ARTICLE FIFTH of the Certificate of Incorporation would be renumbered as Paragraphs (f), (g), (h) and (i), respectively, with corresponding internal changes to references.

Appendix A shows the proposed changes to the relevant sections of ARTICLE FOURTH and ARTICLE FIFTH of the Certificate of Incorporation resulting from the proposed amendments, with deletions indicated by strike-outs and additions indicated by underlining.

Reasons for the Proposed Amendment

The Nominating and Corporate Governance Committee and our Board of Directors periodically consider the Company’s corporate governance practices and structures.  As part of that process, the Board considers corporate trends, peer practices, the views of our institutional stockholders and the guidelines of proxy advisory firms.  As such, our Nominating and Corporate Governance Committee and the Board have, from time to time, reviewed our classified board structure, most recently at their meetings held in February 2017.

After careful consideration, upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors determined that it is appropriate to propose declassifying the Board over a phase-in period, commencing at this Annual Meeting.

In making this decision, the Board considered that many public companies have taken action to declassify their boards of directors.  The Board of Directors further weighed the merits of both a classified board and an annually-elected board.  In conducting its evaluation, the Board considered the advantages of a classified board structure, such as promoting board stability and continuity, providing a greater opportunity to protect the interests of stockholders in the event of an unsolicited takeover offer and reinforcing a commitment to long-term perspectives and value creation for our stockholders.  The Board also considered, however, the corporate governance trend towards annual elections of directors, as well as the views of many of the Company’s institutional stockholders that an annually-elected board is preferable, as it enables stockholders to express a view and vote on the entire board of directors each year.

Effect of the Proposed Amendment

If the proposed amendment to the Certificate of Incorporation to declassify our Board is approved and adopted by our stockholders, our Certificate of Incorporation will be amended as set forth above.

Specifically, if the amendment is approved and adopted, our directors would be elected as follows:

•             Assuming each is elected at the Annual Meeting, each of Mr. Brown, Mr. Gill, Ms. Hayley, Mr. Modruson, Ms. Rudnick and Messrs. Small and Van Arsdell would be elected to a one-year term expiring at our 2018 annual meeting of stockholders, regardless of the class in which they currently serve.

•                                       Each of Ms. Boigegrain and Messrs. Henseler, McDonnell, O’Meara and Sander would continue to serve as directors in the class whose term ends at our 2018 annual meeting of stockholders.  At our 2018 annual meeting of stockholders, these individuals and the directors elected at this Annual Meeting or their successors (but not those directors serving in the class whose term ends at the 2019 annual meeting) would be nominated to serve a new one-year term.

•                                       Each of Br. James and Messrs. Scudder and Vanderwoude would continue to serve as directors in the class whose term ends at our 2019 annual meeting of stockholders.  At our 2019 annual meeting of stockholders and at each annual meeting thereafter, all directors would be elected to serve one-year terms.

In all cases, each director will serve until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal.

Accordingly, if the amendment is approved and adopted, approximately 80% of our Board will stand for election at the 2018 annual meeting of stockholders, and the Board will be completely declassified and all directors will be elected annually beginning with the 2019 annual meeting of stockholders.

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, directors serving on a classified board may only be removed by stockholders for cause, while directors serving on a non-classified board may be removed by stockholders with or without cause.  Our Certificate of Incorporation currently provides that directors may only be removed by stockholders for cause upon the vote of at least 67% of all outstanding shares.  As a result, approval of the proposed amendment to declassify the Board will also result in an amendment to the Certificate of Incorporation to give our stockholders the ability to remove directors with or without cause upon the vote of at least a majority of all outstanding shares.

No amendments to our By-Laws are expected to be required in connection with the amendment of our Certificate of Incorporation to declassify the Board.

Impact if the Amendment is not Adopted

If the proposed amendment to the Certificate of Incorporation to declassify our Board is not approved and adopted by our stockholders, our Certificate of Incorporation will not be amended as set forth above and our Board of Directors will continue to be classified with directors serving staggered terms.  In this event, the nominees standing for election at this Annual Meeting would be placed in classes and elected for the terms described under Item 1—Election of Directors—Nominees for Election.  Thereafter, directors would continue to serve in classes for staggered three-year terms, and stockholders would be able to remove directors only for cause upon the vote of at least 67% of all outstanding shares.

Required Vote

Our Board of Directors unanimously approved and adopted the amendment to declassify the Board.  Accordingly, the affirmative vote of a majority of outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for stockholders to approve and adopt the proposed amendment to our Certificate of Incorporation.

Directors’ Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” approval and adoption of the amendment to the Certificate of Incorporation to declassify the Board of Directors.

ITEM 3—APPROVAL AND ADOPTION OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 150,000,000 TO 250,000,000

Background

Our Certificate of Incorporation currently authorizes 1,000,000 shares of preferred stock and 150,000,000 shares of Common Stock.  At the Annual Meeting, we are asking stockholders to approve and adopt a proposal to amend our Certificate of Incorporation to increase by 100,000,000 the number of shares of Common Stock that the Company is authorized to issue from 150,000,000 to 250,000,000 shares.  We are not proposing to make any changes to our authorized shares of preferred stock.

The Nominating and Corporate Governance Committee considered and then recommended to our Board of Directors the amendment to our Certificate of Incorporation to increase our authorized shares of Common Stock to 250,000,000 shares.  Our Board of Directors accepted this recommendation, determined that the proposed amendment was advisable and unanimously approved and adopted, at a meeting held in February 2017, the amendment, subject to stockholder approval at the Annual Meeting.

If stockholders approve and adopt the amendment, it will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State, which the Company intends to file shortly after the Annual Meeting.  The amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 to 250,000,000 is not contingent upon approval of any other proposal submitted at the Annual Meeting, including Item 2—Approval and Adoption of an Amendment to the Company’s Certificate of Incorporation to Declassify the Board of Directors.

Text of the Proposed Amendment

The first paragraph of ARTICLE FOURTH of the Certificate of Incorporation would be amended and restated in its entirety to read as follows:

ARTICLE FOURTH.  Authorized Stock.

The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Fifty One Million (251,000,000) shares, of which One Million (1,000,000) shares shall be shares of Preferred Stock without par value (hereinafter sometimes referred to as “Preferred Stock”), and Two Hundred Fifty Million (250,000,000) shares shall be shares of Common Stock, $0.01 par value per share (hereinafter sometimes referred to as “Common Stock”).

Appendix B shows the proposed changes to the relevant sections of ARTICLE FOURTH of the Certificate of Incorporation resulting from the proposed amendments, with deletions indicated by strike-outs and additions indicated by underlining.

Reasons for the Proposed Amendment

Our Certificate of Incorporation currently authorizes up to 150,000,000 shares of Common Stock, and approximately 102.4 million shares are presently issued and outstanding.  An additional 2.9 million shares of Common Stock may become outstanding by virtue of existing or future equity awards under our Omnibus Stock and Incentive Plan and our Non-Employee Directors Stock Plan.  In addition, in the past several years the Company has grown significantly through acquisitions and, since 2014, we have issued approximately 26.4 million shares of Common Stock in M&A transactions.  We may in the future make additional acquisitions and may use Common Stock as consideration.

The Board of Directors believes it is in the best interests of the Company and its stockholders to increase the number of authorized shares of Common Stock to provide the Company with flexibility to consider and plan for future general corporate needs, including, but not limited to, capital raising, financing transactions, potential M&A transactions, stock splits, stock dividends or other general corporate purposes.  The additional authorized shares of Common Stock would enable the Company to pursue strategic, financial, M&A or capital opportunities as they may be presented and to take timely advantage of market conditions as they may arise, without the delay and expense associated with calling and convening a special meeting of stockholders to authorize or issue additional shares, unless required by Delaware law or the rules of the NASDAQ Stock Market.

The Board of Directors and management believe that these opportunities can develop relatively quickly, which would require us to be in a position to take advantage of them in a timely manner.  Although the Company has no plan, commitment or agreement as of the date hereof to issue additional shares of Common Stock resulting from the proposed increase in authorized shares, the Company regularly looks at and considers the desirability of issuing Common Stock in financing transactions and acquisitions.

Effect of the Proposed Amendment

If the proposed amendment to the Certificate of Incorporation is approved and adopted by our stockholders, approximately 147.6 million shares of Common Stock would then be authorized and available for future issuance.  The additional authorized shares would be available for issuance from time-to-time by the Board of Directors for any proper general corporate purpose, including those described above, without further stockholder approval, other than as may be required by Delaware law or the rules of the NASDAQ Stock Market.

The additional shares of Common Stock for which we are seeking stockholder approval would be part of the existing class of our Common Stock and, if and when issued, would have the same rights and privileges as, and be identical in all respects (including voting, dividend, distribution and liquidation rights) to, shares of Common Stock currently outstanding.  The proposed additional authorized shares of Common Stock will not affect any of the rights of the shares of Common Stock currently outstanding.  Under Delaware law and our Certificate of Incorporation, holders of our Common Stock are not entitled to preemptive rights to purchase shares of Common Stock that the Company may issue in the future.

The ability of the Board of Directors to issue additional shares of Common Stock may, under certain circumstances, be deemed to have an anti-takeover effect.  The Company could use the additional authorized shares of Common Stock to make it more difficult or to discourage efforts to obtain control of the Company.  However, the amendment to our Certificate of Incorporation is not being proposed in order to prevent a change-in-control, nor is the amendment in response to any attempt, or contemplated attempt, to acquire control of the Company or to gain representation on our Board of Directors.  As is true for our shares presently authorized but not issued, future issuances of the additional shares of Common Stock contemplated by the proposed amendment also could have a dilutive effect on earnings per share, book value per share, voting power and percentage ownership interest of current stockholders.

The Board of Directors intends to use the additional shares of Common Stock only for purposes and on terms that it deems to be in the best interests of the Company and its stockholders.

Impact if the Amendment is not Adopted

If the proposed amendment to our Certificate of Incorporation is not approved and adopted by our stockholders and we are unable to increase our number of authorized shares of Common Stock, the Company will be limited in the number of shares of Common Stock available for issuance to a total of 150,000,000 shares issued and outstanding.  This could impact the Company’s ability to issue Common Stock for capital raising, financing transactions, M&A transactions and other corporate purposes as the Company may not have a sufficient number of shares of Common Stock available to issue for these needs.  As such, the Company may be limited in its ability to take full advantage of strategic, financial, M&A or capital opportunities or favorable market conditions should these exist.

Required Vote

Our Board of Directors unanimously approved and adopted the amendment to increase the number of authorized shares of Common Stock.  Accordingly, the majority of outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for stockholders to approve and adopt the proposed amendment to our Certificate of Incorporation.

Directors’ Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” approval and adoption of the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 to 250,000,000 shares.

ITEM 4—APPROVAL OF AN ADVISORY (NON-BINDING) RESOLUTION REGARDING THE COMPENSATION PAID IN 2016 TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with applicable SEC rules, we are required to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.  We refer to this proposal as the “say-on-pay” proposal.  Our executive compensation programs, including detailed information regarding the compensation paid to our named executive officers for 2016, are described in the Compensation Discussion and Analysis and Executive Compensation Tables sections of this Proxy Statement.

Our Board of Directors views it as a good corporate governance practice to present the say-on-pay proposal to our stockholders annually.  The Board made this recommendation to our stockholders at our 2012 annual meeting, and our stockholders overwhelmingly voted in favor of holding a say-on-pay vote every year, as opposed to every other year or every third year.  Our stockholders will next have the opportunity to indicate their preference for the frequency of the say-on-pay vote at our 2018 annual meeting.

At our 2016 annual meeting of stockholders, 93% of the votes cast were voted in favor of the compensation paid to our named executive officers.  We believe these results confirmed our approach to executive compensation.  Our Compensation Committee intends to consider the say-on-pay vote results from this year, and future advisory votes, with respect to the design of and amounts paid under our executive compensation programs.

We are asking our stockholders to indicate their support for our executive compensation program as described in this Proxy Statement.  This proposal gives our stockholders the opportunity to express their views on executive compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this Proxy Statement.  Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion set forth in the 2017 annual meeting proxy statement, is hereby approved by the Company’s stockholders on an advisory basis.

The say-on-pay vote is advisory and is therefore not binding on the Company, the Compensation Committee or our Board of Directors.  We value the opinions of our stockholders, and the Compensation Committee will consider the results of the vote on our say-on-pay proposal when establishing the design of and amounts paid under our future executive compensation programs.

Directors’ Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR approval of the advisory (non-binding) resolution regarding the compensation paid to the Company’s named executive officers set forth in this Proxy Statement.

ITEM 5—RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is responsible for appointing the Company’s independent registered public accounting firm, and the Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2017.  We are submitting this selection for stockholder ratification at the Annual Meeting.  We expect a representative of Ernst & Young LLP to be present at the Annual Meeting and to have an opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.  Ernst & Young LLP also served as our independent registered public accounting firm for the year ended December 31, 2016.

Although we are not required to have our stockholders ratify the selection of our independent registered public accounting firm, our Board of Directors has determined to seek this ratification from stockholders.  This ratification is advisory and is, therefore, not binding on the Audit Committee.  If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but may retain them nonetheless.  Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee, or a designated member of the Audit Committee, approves in advance all audit and any non-audit services rendered by Ernst & Young LLP on behalf of the Company.  The following table shows information about fees paid by the Company to Ernst & Young LLP for services related to the fiscal years indicated below.  The increase in the total fees of Ernst & Young LLP in 2016 as compared to 2015 resulted primarily from the additional services provided by Ernst &Young LLP in connection with the Company’s M&A activity, subordinated notes offering and sale-leaseback transaction that occurred in 2016.

	2016	Percent of 2016 Services Approved by Audit Committee	2015	Percent of 2015 Services Approved by Audit Committee
Audit fees(1)	$1,593,904	100%	$1,377,269	100%
Audit-related fees(2)	145,450	100%	96,472	100%
Tax fees(3)	166,940	100%	106,720	100%
Total fees	$1,906,294		$1,580,461

_________________________________

(1)                      Includes fees and expenses for the audit of the Company’s annual financial statements, internal control over financial reporting and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as other services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

(2)                      Includes fees related to the audits of the Company’s benefit plans and fees related to the sale-leaseback transaction completed during 2016.

(3)                      Includes fees related to assistance with routine audits and tax planning, consulting and compliance services.

For audit, audit-related services, tax-related services and all other services, our Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved.  To the extent management requests services other than these pre-approved services, or beyond the dollar thresholds, our Audit Committee must specifically approve the services.  Further, under our fee policy, our independent registered public accounting firm may not perform the non-audit services identified by the SEC as prohibited.  Our fee policy requires management to provide to our Audit Committee on a quarterly basis a summary of all services performed by the independent registered public accounting firm.

Directors’ Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

CORPORATE GOVERNANCE AT FIRST MIDWEST

Our Board of Directors is committed to maintaining strong corporate governance principles and practices.  If you would like additional information about our corporate governance practices, you may view the following documents on our website at www.firstmidwest.com/corporategovernance or request them in print by sending a written request to the Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143:

•                             Corporate Governance Guidelines;

•                             Code of Ethics and Standards of Conduct (applicable to all directors, officers and employees);

•                             Code of Ethics for Senior Financial Officers;

•                             Audit Committee Charter;

•                             Compensation Committee Charter;

•                             Nominating and Corporate Governance Committee Charter; and

•                             Related Person Transaction Policies and Procedures.

Corporate Governance Guidelines and Committee Charters

The Corporate Governance Guidelines and the charters of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors describe our corporate governance practices.  The Corporate Governance Guidelines and charters are intended to ensure that our Board of Directors has certain practices in place relating to oversight of management and various components of our business operations and to make decisions that are independent of management.

Code of Ethics and Standards of Conduct

We have adopted a Code of Ethics and Standards of Conduct, which applies to all of our directors, officers and employees, as well as a Code of Ethics for Senior Financial Officers, which applies to our senior financial officers.  Our Code of Ethics and Standards of Conduct meets the requirements of a “code of ethics” as defined by applicable SEC rules, and also meets the requirements of a “code of conduct” under the applicable rules of the NASDAQ Stock Market.  Annually, all employees are required to certify that they have reviewed and are familiar with the Code of Ethics and Standards of Conduct, and all officers are required to certify compliance with this code.  Waivers of the Code of Ethics and Standards of Conduct for executive officers are required to be disclosed to the Chair of the Nominating and Corporate Governance Committee of the Board.  Similarly, our senior financial officers must certify annually that they have reviewed, are familiar with and are in compliance with the Code of Ethics for Senior Financial Officers.  Waivers of the Code of Ethics for Senior Financial Officers must be submitted to and approved by the Board.

Director Independence

Our Board of Directors determines the independence of all non-employee directors in accordance with the independence requirements of the NASDAQ Stock Market rules.  Accordingly, each year the Board affirmatively determines whether each non-employee director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Annually, each non-employee director is required to complete a questionnaire that provides information about relationships that might affect the determination of independence.  Management then provides the Nominating and Corporate Governance Committee and Board of Directors with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that is outside the categories permitted under the rules of the NASDAQ Stock Market.

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board of Directors analyzed the independence of each of the Company’s nominees and other current directors, and determined that all of our directors meet the standards of independence under our Corporate Governance Guidelines and the NASDAQ Stock Market rules, other than Michael L. Scudder, the Company’s President and Chief Executive Officer, and Mark G. Sander, the Company’s Senior Executive Vice President and Chief Operating Officer, who are not considered to be independent under the standards of our Corporate Governance Guidelines and the rules of the NASDAQ Stock Market because they are employees.  In addition, our Board of Directors determined that:

•         Each member of the Audit Committee is financially literate and has accounting or related financial management expertise (as such qualifications are defined under the rules of the NASDAQ Stock Market).

•         Patrick J. McDonnell and John F. Chlebowski, Jr. are “audit committee financial experts” within the meaning of the rules and regulations of the SEC, and that both Thomas L. Brown and Stephen C. Van Arsdell also would qualify as audit committee financial experts.

•         Each member of the Compensation Committee is a “non-employee director” within the meaning of SEC Rule 16b-3, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

Board Leadership and Structure

As provided in our Corporate Governance Guidelines, our Board of Directors does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time-to-time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.

The position of Chairman of the Board is held by Robert P. O’Meara and the position of President and Chief Executive Officer is held by Michael L. Scudder.  The Board of Directors believes that, at this time, the separation of the offices of Chairman of the Board and of President and Chief Executive Officer is appropriate for the Company.  This separation presently allows Mr. Scudder to focus on his responsibilities of running the day-to-day affairs of the Company, enhancing stockholder value and expanding and strengthening the Company’s business.  Concurrently, Mr. O’Meara, as Chairman of the Board, can utilize his intimate knowledge of the Company and significant industry experience to focus on leadership for the Board as it provides advice to and independent oversight of management.  As the independent Chairman, Mr. O’Meara also serves as lead independent director and the presiding director at Board meetings, and has final approval of Board meeting agendas.

Risk Oversight

Risk is inherent with every business and we face a number of risks, including, for example, credit, market, liquidity, operational, strategic, compliance, legal and reputation risks, as well as risks related to general economic conditions.  We do not view risk in isolation, but rather consider risk as part of our ongoing consideration of business strategy and business decisions.

Management is responsible for the day-to-day management of the risks the Company faces.  It establishes and maintains risk management processes and policies designed to balance our operations and business opportunities with risk mitigation in order to create stockholder value.  It is management’s responsibility to anticipate, identify and communicate risks to the Board of Directors and its committees.  The Company also has a Chief Risk Officer.

The Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes, policies and levels designed and implemented by management are appropriate and functioning as designed.  The Board performs its risk oversight function primarily through its committees and the operation of the Bank’s board of directors.  Each of the Board’s committees is chaired by an independent director and supports the Board’s oversight functions by regularly addressing various risks in their respective areas of oversight.

Specifically, each committee assists the Board in fulfilling its risk management oversight responsibilities in the following areas:

•                             Audit Committee.  Assists the Board with risk oversight in the areas of financial reporting, internal controls, tax and compliance with public reporting requirements.

•                             Compensation Committee.  Assists the Board with risk oversight associated with our compensation policies and programs, including maintaining an executive compensation program that is designed to encourage the achievement of corporate objectives and strategies, enhance stockholder value and incent and retain our executive officers, and discourage unnecessary or excessive risk taking.

•                             Nominating and Corporate Governance Committee.  Assists the Board with risk oversight associated with corporate governance and director selection and succession.

•                             Enterprise Risk Committee (in formation).  The Board of Directors intends to establish an Enterprise Risk Committee in May 2017.  This committee will oversee certain enterprise risks and will be comprised entirely of independent directors.

Each committee reports to the full Board of Directors at regular meetings concerning the activities of the committee, the significant matters it has discussed and the actions taken by the committee.  The Board also receives reports directly from the President and Chief Executive Officer, the Chief Risk Officer and other members of management regarding the Company’s risk management functions.  In addition, the Chairman of the Board meets regularly with the President and Chief Executive Officer to discuss strategy and risks facing the Company.  Key members of senior management attend Board meetings and are available to address any questions or concerns raised by the Board of Directors.

Meetings

Our Board of Directors holds regular quarterly meetings and special meetings as needed.  In 2016, the Board held four regularly scheduled meetings and four special meetings.  Our directors also communicate with each other between meetings.  Further, the Board of Directors devotes additional time outside of its regular meetings to presentations and discussions with senior management about the Company’s long-term strategy, corporate objectives and initiatives and financial operating plans, which are then discussed further at the Board’s quarterly meetings.

We expect our directors to attend all Board and committee meetings for those committees on which they serve.  Directors are also expected to attend each annual meeting of stockholders.  Other than Mr. Brown, Ms. Hayley and Messrs. Modruson and Van Arsdell, each of whom joined the Board after our last annual meeting of stockholders, and Ms. Boigegrain, all of our current directors, including the current nominees for director, attended last year’s annual meeting. Eight of our directors attended 100% of the total number of meetings of the Board of Directors and Board committees on which he or she served during 2016, with the remaining six directors attending at least 75% of the meetings.

Board Committees

Our Board of Directors has three standing committees, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  Each standing committee has a written charter and the Board of Directors has determined that each of the members of our standing committees is “independent” under the provisions of our Corporate Governance Guidelines and the rules of the NASDAQ Stock Market.  The Board has also established an Advisory Committee for the purpose of providing general advice to management with respect to general business matters as needed between regular meetings of the Board.  Additionally, the Board intends to establish an Enterprise Risk Committee in May 2017, which will be comprised entirely of independent directors.

Under our Corporate Governance Guidelines, the members of each Board committee (including each committee chair) are appointed by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee, and a member may only serve as the chair of one committee of the Board at any given time.  The table below provides membership and meeting information for each Board committee for the 2016 fiscal year, as well as the expected committee membership for our directors who have not yet been appointed to a committee and for the Enterprise Risk Committee that is in formation.

Name	Audit	Compensation	Nominating and Corporate Governance	Advisory	Enterprise Risk(1)
Barbara A. Boigegrain		✓	✓
Thomas L. Brown(2)	✓				✓
John F. Chlebowski, Jr.(3)	✓
Br. James Gaffney			✓*	✓
Phupinder S. Gill	✓				✓
Kathryn J. Hayley(4)	✓	✓
Peter J. Henseler		✓	✓
Patrick J. McDonnell	✓*			✓	✓
Frank B. Modruson(4)	✓				✓
Robert P. O’Meara				✓*
Ellen A. Rudnick		✓	✓
Mark G. Sander
Michael L. Scudder				✓
Michael J. Small	✓				✓
Stephen C. Van Arsdell(2)	✓		✓
J. Stephen Vanderwoude		✓*	✓	✓	✓

Total committee meetings in 2016	8	5	6	2	N/A

______________________________

*                              Designates Chair of this committee.

(1)                      The Board intends to establish an Enterprise Risk Committee in May 2017 with Messrs. Brown, Gill, McDonnell, Modruson, Small and Vanderwoude as the members of this committee.

(2)                      Messrs. Brown and Van Arsdell joined our Board of Directors in February 2017.  The Board intends to appoint, in May 2017, Mr. Brown to the Audit Committee and, upon formation, the Enterprise Risk Committee, and Mr. Van Arsdell to the Audit Committee and the Nominating and Corporate Governance Committee.

(3)                      Mr. Chlebowski’s term as a director will expire at the Annual Meeting on May 17, 2017 and he will not stand for re-election.

(4)                      Ms. Hayley and Mr. Modruson joined our Board of Directors in August 2016.  The Board intends to appoint, in May 2017, Ms. Hayley to the Audit Committee and the Compensation Committee, and Mr. Modruson to the Audit Committee and, upon formation, the Enterprise Risk Committee.

Below is a brief description of each standing committee of our Board of Directors, as well as our Advisory Committee.  Each standing committee has the authority to engage, at the Company’s expense, legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.  The charter of each standing committee describes the specific responsibilities and functions of such committee.  You may view a current copy of each charter by visiting our website at www.firstmidwest.com/corporategovernance.

Audit Committee.  The responsibilities of the Audit Committee include, among others:

•                             Retention and termination of our independent registered public accounting firm and pre-approval of all services performed by this firm.

•                             Oversight of the external reporting process and the adequacy of the Company’s internal controls.

•                             Oversight of the scope of the audit activities of the independent registered public accounting firm and the Company’s internal auditors.

•                             Oversight of the process for determining the independence of the independent registered public accounting firm.

•                             Oversight of the procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.

Compensation Committee.  Our Compensation Committee reviews and evaluates our general compensation philosophy and oversees the development, implementation and any revisions to our compensation policies and programs.  The responsibilities of the Compensation Committee include, among others:

•                             Reviewing and approving the Company’s general compensation philosophy.

•                             Oversight of the development and implementation of our compensation policies and programs.

•                             Reviewing and monitoring the Company’s incentive and other compensation programs.

•         Recommending to our Board of Directors goals and objectives relating to the compensation of our Chief Executive Officer.

•                             Assisting our Board of Directors in evaluating our Chief Executive Officer and recommending to our Board the Chief Executive Officer’s compensation.

•                             Reviewing and recommending to our Board of Directors the annual compensation of senior management.

•                             Administering our Omnibus Stock and Incentive Plan and Non-Employee Directors Stock Plan.

•                             Oversight of the Company’s health and welfare programs.

•                             Oversight of the Company’s retirement plans.

•                             Conducting an annual risk assessment of the Company’s compensation programs.

•         Retaining an independent compensation consultant to provide advice to the Compensation Committee relative to compensation matters.

Nominating and Corporate Governance Committee.  The responsibilities of the Nominating and Corporate Governance Committee include, among others:

•                             Recommending to the Board of Directors the director nominees for election at any meeting of stockholders at which directors are elected.

•                             Identifying, interviewing and recruiting individuals to serve as members of our Board.

•                             Overseeing matters of corporate governance, including reviewing the Company’s Corporate Governance Guidelines and Code of Ethics and Standards of Conduct.

•                             Advising the Board of Directors on Board and committee organization, membership, function, performance and effectiveness.

•                             Reviewing director independence standards and qualifications and making recommendations to the Board of Directors with respect to the determination of the independence and qualifications of directors.

•                             Reviewing related person transactions, if and when they arise.

•                             Overseeing the annual self-evaluation process of the Board of Directors and each of its committees.

•                             Reviewing stockholder proposals and considering responses or actions regarding such proposals.

Advisory Committee.  The primary responsibility of the Advisory Committee is to advise and consult with management with respect to general business matters as needed between regular meetings of the Board of Directors.

Board and Committee Self-Evaluations

The Board and the Audit, Compensation and Nominating and Corporate Governance Committees conduct an annual self-evaluation, which includes both a qualitative and quantitative assessment by each director of the performance of the Board and the committees on which the director sits.  The Nominating and Corporate Governance Committee oversees these evaluations.  As part of this process, each director completes an annual self-evaluation of the Board and the committees on which the director sits and has a one-on-one meeting with the Chair of the Nominating and Corporate Governance Committee.  The results of the self-evaluations are reported to the Board of Directors.

Related Person Transactions

We maintain a written policy for reviewing, approving and monitoring transactions involving the Company and related persons (generally, directors and executive officers or their immediate family members, or stockholders owning 5% or more of our Common Stock).

Our Nominating and Corporate Governance Committee is responsible for reviewing and approving (or ratifying) all transactions with related persons.  The Nominating and Corporate Governance Committee will take into account all relevant factors in its analysis, including whether the transaction is on terms comparable to those available to third parties.  The Nominating and Corporate Governance Committee will also determine whether any transaction with a related person impairs the independence of a director, or presents a conflict of interest on the part of a director or executive officer.  The Chair of the Nominating and Corporate Governance Committee may pre-approve or ratify any transaction with a related person involving an amount up to $500,000.  The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity and certain ordinary course banking transactions, including loans made by First Midwest Bank, will be deemed to be pre-approved by the Nominating and Corporate Governance Committee.

During 2016, First Midwest Bank engaged in transactions with some of our executive officers, directors and entities with which they are associated.  These transactions involved loans and other banking services that were in the ordinary course of business and on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our executive officers or employees.  None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has an executive officer serving on our Board of Directors or our Compensation Committee.

Stockholder Communication with Directors

Stockholders may contact the Chairman of the Board, an individual director, the entire Board of Directors, our independent directors as a group or a specific Board committee by submitting written correspondence to First Midwest Bancorp, Inc., Attn:  Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143.  Each communication should specify the applicable addressee(s) to be contacted as well as the general topic of the communication.  The Company will initially receive and process communications before forwarding them to the addressee(s).  Communications also may be referred to other departments within the Company.  The Company generally will not forward to the directors a stockholder communication that involves routine business matters of the Company or First Midwest Bank, an irrelevant topic or a request for general information about the Company.

Communications regarding accounting or auditing matters should be reported in writing to the Board’s Audit Committee Chair or the Company’s Audit Services Director at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL

STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth, as of March 24, 2017, information about the beneficial ownership of our Common Stock by all directors, our named executive officers and our directors and all executive officers as a group.  Except as described below, each stockholder has sole voting and investment power for all shares shown.  In addition, unless otherwise indicated, the address of each beneficial owner is c/o First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

We calculated the percent of class based on [102,404,548] shares of Common Stock outstanding on March 24, 2017.  We include shares of restricted stock subject to future vesting conditions for which an individual has voting but not dispositive power.  We also include shares underlying restricted stock units and performance shares that could vest, and shares subject to options that are currently exercisable or will become exercisable, within 60 days of March 24, 2017, even though an individual has neither voting nor dispositive power.  Those shares are deemed to be outstanding and beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Number of Shares/Units(1)(2)(3)(4)	Percent of Class
Directors
Barbara A. Boigegrain	30,291	*
Thomas L. Brown(5)	—	*
John F. Chlebowski, Jr.	27,979	*
Br. James Gaffney(6)	3,838	*
Phupinder S. Gill	40,999	*
Kathryn J. Hayley	16,000	*
Peter J. Henseler	20,097	*
Patrick J. McDonnell	35,893	*
Frank B. Modruson	1,151	*
Robert P. O’Meara	392,203	*
Ellen A. Rudnick	32,393	*
Mark G. Sander	208,543	*
Michael L. Scudder	335,016	*
Michael J. Small	25,389	*
Stephen C. Van Arsdell	14,000	*
J. Stephen Vanderwoude	78,535	*
Named Executive Officers (other than Messrs. Sander and Scudder)
Paul F. Clemens	85,849	*
Thomas M. Prame	43,500	*
Nicholas J. Chulos	41,214	*
All directors and executive officers (including named executive officers) as a group
(28 persons)(7)	1,720,454	1.68%

*                              Less than 1%.

(1)                      Includes the following shares of Common Stock subject to options exercisable within 60 days after March 24, 2017:  John F. Chlebowski, Jr., 6,586 shares; Br. James Gaffney, 3,740 shares; Patrick J. McDonnell, 3,740 shares; Robert P. O’Meara, 3,740 shares; Ellen A. Rudnick, 3,740 shares; J. Stephen Vanderwoude, 3,740 shares; Michael L. Scudder, 25,019 shares; Mark G. Sander, 42,328 shares; and Paul F. Clemens, 18,464 shares.

(2)                      Some of our directors and officers have deferred cash compensation (in the form of phantom Common Stock) or stock option gains (in the form of Common Stock equivalents) under our deferred compensation plans.  Some of these deferred amounts will be paid in shares of our Common Stock upon the director’s or officer’s retirement or other termination of employment or service with the Company.  The number of shares of Common Stock to which our directors and officers would be entitled had their service or employment with the Company terminated as of March 24, 2017 is as follows:  Phupinder S. Gill, 20,610 shares; Peter J. Henseler, 1,825 shares; J. Stephen Vanderwoude, 19,908 shares; Michael L. Scudder, 9,608 shares; Paul F. Clemens, 2,014 shares; and Thomas M. Prame, 2,006 shares.  The directors and officers have voting and investment power for the shares of phantom Common Stock and voting power but no dispositive power for the Common Stock equivalent shares.

(3)                      Includes the following shares of Common Stock held through the Company’s 401(k) Plan:  Michael L. Scudder, 8,427 shares; Mark G. Sander, 359 shares; Paul F. Clemens, 1,139 shares; Thomas M. Prame, 82 shares; and Nicholas J. Chulos, 4,860 shares.

(4)                      Includes the following shares of restricted stock subject to future vesting conditions for which the individual has voting but not dispositive power:  Michael L. Scudder, 70,256 shares; Mark G. Sander, 52,062 shares; Thomas M. Prame, 19,612 shares; and Nicholas J. Chulos, 23,348 shares.  For Paul F. Clemens, excludes 20,867 restricted stock units that would not vest within 60 days after March 24, 2017 under the terms of the applicable award agreements.

(5)                      Mr. Brown was appointed to the Board of Directors in February 2017 and has not yet acquired any shares of Common Stock.  He has elected to receive all of his director compensation in shares of Common Stock and intends to comply with the Company’s stock ownership guidelines in less than the five-year acquisition period specified in the guidelines.

(6)                      Includes 98 shares of Common Stock owned by Lewis University to which Br. James Gaffney disclaims beneficial ownership.

(7)                      Includes:  136,548 shares of Common Stock subject to options exercisable within 60 days after March 24, 2017; 58,918 shares of Common Stock payable to certain directors and executive officers pursuant to our deferred compensation plans; 25,118 shares of Common Stock held in our 401(k) Plan for the accounts of certain executive officers; and 316,777 shares of restricted stock.  Excludes: 34,158 restricted stock units and 41,651 earned performance shares that would not vest within 60 days after March 24, 2017 under the terms of the applicable award agreements.

Other Security Ownership

The following table identifies each person known to us as of March 24, 2017 to beneficially own more than 5% of our outstanding Common Stock.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc.(1)	9,365,981	11.5%
55 East 52nd Street New York, NY 10055

The Vanguard Group(2)	6,882,836	8.5%
100 Vanguard Boulevard Malvern, PA 19355

Dimensional Fund Advisors LP(3)	6,829,752	8.4%
Building One 6300 Bee Cave Road Austin, TX 78746

Wellington Management Group LLP(4)	4,742,504	5.8%
c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210

(1)                    This information is based solely on a Schedule 13G/A filed with the SEC on January 12, 2017 by BlackRock, Inc., which reported sole voting power as to 9,130,543 shares and sole dispositive power as to 9,365,981 shares as of December 31, 2016.

(2)                    This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, which reported sole voting power as to 96,285 shares, shared voting power as to 7,138 shares, sole dispositive power as to 6,783,518 shares and shared dispositive power as to 99,318 shares as of December 31, 2016.

(3)                    This information is based solely on a Schedule 13G/A filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP, which reported sole voting power as to 6,600,241 shares and sole dispositive power as to 6,829,752 shares as of December 31, 2016.  Dimensional Fund Advisors LP and its subsidiaries disclaim beneficial ownership of all securities reported on the Schedule 13G/A.

(4)                    This information is based solely on a Schedule 13G/A filed with the SEC on February 9, 2017 by Wellington Management Group LLP (“WMG”) on behalf of each of WMG, Wellington Group Holdings LLP (“WGH”), Wellington Investment Advisors Holdings LLP (“WIAH”) and Wellington Management Company LLP (“WMC”).  The Schedule 13G/A reported that each of WMG, WGH and WIAH shared voting power as to 3,626,579 shares and shared dispositive power as to 4,742,504 shares, and WMC shared voting power as to 3,605,369 shares and shared dispositive power as to 4,721,294 shares, as of December 30, 2016.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based compensation set at levels we believe will allow us to attract and retain qualified individuals to serve on our Board of Directors.  Each year, the Compensation Committee reviews, with the assistance of our independent compensation consultant, and makes a recommendation to our Board of Directors regarding the compensation that we pay to our directors, including the annual retainers paid to our Chairman of the Board and our Board committee chairs.  In setting director compensation, we consider the significant amount of time that directors devote to fulfilling their duties, advice that we receive from our compensation consultant and comparative data regarding director compensation of our peers.  Michael L. Scudder, our President and Chief Executive Officer, and Mark G. Sander, our Senior Executive Vice President and Chief Operating Officer, do not receive compensation for serving as a member of the Board.  In addition, Br. James Gaffney has elected not to receive any director compensation.

The following table summarizes our annual compensation for non-employee directors for 2016:

Component	Amount
An annual fixed cash retainer for each non-employee director	$50,000
An annual award of Common Stock for each non-employee director(1)	$50,000
An annual fixed cash retainer for the Board Chair	$150,000
An annual fixed cash retainer for the Audit Committee Chair	$15,000
An annual fixed cash retainer for the Compensation Committee and Nominating and Corporate Governance Committee Chairs	$10,000
An annual fixed cash retainer for each member of the Audit Committee (excluding the Audit Committee Chair)	$4,000

(1)                      A director may elect to receive the stock component of his or her director compensation in cash.

Each director’s annual cash retainer is paid in equal quarterly installments in arrears.  Payment of each retainer installment is contingent upon the director’s service during the preceding quarter.  We do not pay separate fees for attendance at Board or Board committee meetings.  We also reimburse our directors for their reasonable Board and committee attendance-related expenses.

Barbara A. Boigegrain, Phupinder S. Gill, Peter J. Henseler, Patrick J. McDonnell, Ellen A. Rudnick and Michael J. Small each received an award of 2,494 shares of fully-vested Common Stock for their 2016 service as the stock component of their director compensation.  Additionally, Frank B. Modruson, who joined the Board in August 2016, received an award of 1,149 shares of fully-vested Common Stock for his 2016 service as the stock component of his director compensation.  Kathryn J. Hayley, John F. Chlebowski, Jr., John L. Sterling, who retired from the Board at our 2016 annual meeting of stockholders, and J. Stephen Vanderwoude each elected to receive cash in lieu of shares of fully-vested Common Stock for 2016.  In light of his significant holdings of our Common Stock, Robert P. O’Meara also has elected to receive cash in lieu of the stock component of his director compensation.

Deferred Compensation Plan for Non-Employee Directors

Our Deferred Compensation Plan allows non-employee directors to defer receipt of either 50% or 100% of their director fees and retainers.  Deferral elections are made in December of each year for amounts payable in the following year.  Amounts are deemed to be invested in separate investment accounts under the plan, with the various investment alternatives available under our Deferred Compensation Plan, including an investment account for shares of our Common Stock.

Directors are able to modify their investment elections at any time.  Deferred director fees and retainers are payable at the director’s election, either as a lump sum or in installments over a period not to exceed fifteen years. Payments under the Deferred Compensation Plan begin at the date specified by the director or upon cessation of service as a director.

2016 Director Compensation Table

The following table and explanatory notes provide information regarding the cash and Common Stock awarded to each non-employee director during 2016.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value(4) and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Barbara A. Boigegrain	$50,000	$50,000	$—	$—	$—	$—	$100,000
Thomas L. Brown(6)	—	—	—	—	—	—	—
John F. Chlebowski, Jr.	104,000	—	—	—	—	—	104,000
Br. James Gaffney(7)	—	—	—	—	—	—	—
Phupinder S. Gill	54,000	50,000	—	—	6,436	—	110,436
Kathryn J. Hayley(8)	50,000	—	—	—	—	—	50,000
Peter J. Henseler	50,000	50,000	—	—	6,768	—	106,768
Patrick J. McDonnell	65,000	50,000	—	—	—	—	115,000
Frank B. Modruson(8)	25,000	25,000	—	—	—	—	50,000
Robert P. O’Meara(9)	300,000	—	—	—	67,207	10,542	377,749
Ellen A. Rudnick	50,000	50,000	—	—	—	2,500	102,500
Michael J. Small	54,000	50,000	—	—	—	—	104,000
John L. Sterling(10)	50,000	—	—	—	—	—	50,000
Stephen C. Van Arsdell(6)	—	—	—	—	—	—	—
J. Stephen Vanderwoude	110,000	—	—	—	7,042	—	117,042

(1)                      Includes amounts deferred at the election of the directors pursuant to our Deferred Compensation Plan.

(2)                      Amounts represent the aggregate grant-date fair value of Common Stock awards granted under our Non-Employee Directors Stock Plan during the period, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).  Assumptions used in the calculation of these amounts are described in Note 17 to our audited financial statements included in our Form 10-K.  The aggregate number of shares of Common Stock granted by the Company to each non-employee director during 2016 was 2,494 shares to each of Barbara A. Boigegrain, Phupinder S. Gill, Peter J. Henseler, Patrick J. McDonnell, Ellen A. Rudnick and Michael J. Small, and 1,149 shares to Frank B. Modruson.

(3)                      The aggregate number of unexercised stock options outstanding as of December 31, 2016 issued to non-employee directors was as follows: John F. Chlebowski, Jr., 6,586; Br. James Gaffney, 3,740; Patrick J. McDonnell, 3,740; Robert P. O’Meara, 3,740; Ellen A. Rudnick, 3,740; and J. Stephen Vanderwoude, 3,740.

(4)                      The Company does not maintain a non-equity incentive plan or pension plan for directors.

(5)                      The amount for Robert P. O’Meara includes payments made on his behalf under a Retirement and Consulting Agreement between the Company and Mr. O’Meara.  The amount for Ellen A. Rudnick represents the amount paid under our matching gift donation program to eligible educational institutions designated by the director.

(6)                      Messrs. Brown and Van Arsdell joined our Board in February 2017 and thus received no compensation for 2016 Board service.

(7)                      Br. James Gaffney has elected not to receive any compensation for his service on the Board of Directors.

(8)                      Ms. Hayley and Mr. Modruson joined our Board in August 2016 and thus received pro-rated compensation for their 2016 Board service.

(9)                      Included in Robert P. O’Meara’s director compensation fees earned or paid in cash are director fees paid to him as a non-employee director of First Midwest Bank.

(10)                Mr. Sterling retired from our Board at our 2016 annual meeting of stockholders and thus received pro-rated compensation for his 2016 Board service.

2017 Director Compensation

Consistent with the Compensation Committee’s annual review of our director compensation program, the Compensation Committee reviewed the amount of compensation paid to our directors.  In connection with its review of our director compensation program, the Compensation Committee held discussions with its independent compensation consultant, Deloitte Consulting LLP, and considered publicly available director compensation data from the companies in our peer group, as well as other information.

Upon the conclusion of this process, the Compensation Committee determined that director compensation for 2017 should be increased modestly, both because the Compensation Committee believed that the Company’s director compensation was below the levels prevalent in the Chicago market and to allow the Company to continue to remain competitive in its ability to retain and attract qualified directors.  Specifically, the Compensation Committee determined that it was appropriate to increase both the annual fixed cash retainer and the annual award of Common Stock paid to each non-employee director from $50,000 to $52,500, for a total of $105,000, and recommended this change to our Board of Directors.  Our Board of Directors unanimously approved the recommended changes to the compensation paid to our directors consistent with the Compensation Committee’s recommendation, effect as of January 1, 2017.  The awards of Common Stock will continue to be granted as fully-vested shares of Common Stock, and our directors may continue to elect to receive the stock component of their director compensation in cash.

Director Stock Ownership Guidelines

We believe that each director should have a meaningful equity investment in our Company.  Our director stock ownership guidelines provide that directors are encouraged to own Common Stock equal in value to three times the total annual base compensation for non-employee directors, or $315,000.  This amount is the equivalent of six times the base annual cash retainer paid to our non-employee directors.  Directors are expected to acquire and maintain this share ownership threshold within five years of joining the Board of Directors.  All of our directors own a sufficient number of shares of Common Stock under our stock ownership guidelines, except for two of our newest directors who joined our Board within the past several months and who are in the process of accumulating shares to comply with our stock ownership guidelines.  Br. Gaffney is exempt from our stock ownership guidelines because he does not accept any director compensation for serving on our Board.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes our executive compensation philosophy and programs as established by our Compensation Committee.  Our Compensation Discussion and Analysis is presented in the following sections:

Executive Summary

This Compensation Discussion and Analysis provides information and perspective regarding our 2016 executive compensation program and decisions for our executive officers generally and, more specifically, for our named executive officers identified below:

Name	Title
Michael L. Scudder	President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of First Midwest Bank
Mark G. Sander	Senior Executive Vice President and Chief Operating Officer of the Company and Vice Chairman, President and Chief Operating Officer of First Midwest Bank
Paul F. Clemens*	Executive Vice President and Chief Financial Officer of the Company and First Midwest Bank
Thomas M. Prame	Executive Vice President and Director, Strategic Planning and Consumer Banking of First Midwest Bank
Nicholas J. Chulos	Executive Vice President, Corporate Secretary and General Counsel of the Company and Executive Vice President, Corporate Secretary and Chief Legal Officer of First Midwest Bank

*                              Mr. Clemens served as Executive Vice President and Chief Financial Officer of the Company during 2016.  In April 2016, Mr. Clemens advised the Company of his intention to retire when he turned age 65 in mid-2017, and the Company then initiated a search process for his successor.  On January 5, 2017, Patrick S. Barrett was hired as the Company’s Executive Vice President and Chief Financial Officer.

We believe it is important to incent and reward our executives for corporate and individual performance, with a clear emphasis on corporate performance.  We maintain a pay-for-performance environment with an executive compensation program with both short-term and long-term performance-based awards, including a significant equity component.

Our executive compensation program is designed to accomplish the following goals:

•                              Encourage the achievement of corporate financial objectives that create value for our stockholders.

•                              Align the interests of our executives with our stockholders.

•                              Serve as a retention incentive for our executives.

Our Compensation Committee also annually reviews the risks and rewards associated with each element of our executive compensation program to assure that the program does not encourage our executive officers to take excessive risks to enhance their compensation.

Pay-for-Performance

Consistent with our longstanding compensation practices, performance-based cash and equity awards in 2016 constituted a significant portion of the compensation package of our named executive officers.  In 2016, approximately two-thirds of the total direct compensation (base salary, annual cash incentive and long-term incentive) paid to each of our Chief Executive Officer and our Chief Operating Officer was either performance-based or tied to the value of our Common Stock.

Additionally, our short-term and long-term performance goals require the Company to achieve performance at or exceeding budget in order for our executives to receive target payout levels and are in furtherance of strategic and operating objectives that we believe will create long-term value for our stockholders.  Our performance goals are centered around our business and financial plans, which we believe will not encourage undue risk taking or imprudent actions by our executive officers to achieve these goals.

2016 Achievements

The Company’s activities in 2016 reflected significant achievement and transformation.  Despite a continued low interest rate environment, as well as state and local fiscal struggles, we posted strong results in 2016 and continued our focus on our corporate strategic priorities of building the highest quality team, diversifying and growing loans and revenues, and balancing investment and risk.  During 2016, we accomplished balanced execution across our business lines that resulted in record revenues of $538 million and net income of $92.3 million, or $1.14 per share, a 9% improvement from 2015.  This performance includes M&A and other significant transaction-related costs.  Our total return to stockholders in 2016 was 39%, and 52% over the last three years.

The charts below provide information about our recent growth:

Additionally, in 2016, we completed our combination with The National Bank & Trust Company of Sycamore and, on January 6, 2017, completed our combination with Standard Bank & Trust Company.  On a combined basis, these transactions added $3.2 billion in assets, $2.2 billion in loans, $2.6 billion in deposits and $1.6 billion in wealth management assets to our Company.  These transactions strengthened our market position in metro Chicago and enhanced our business and wealth management teams.  We now have approximately $14 billion in total assets (44% larger than at the start of 2016) and $9.5 billion of wealth management assets (18% larger than at the start of 2016).  In 2016, we also raised additional capital by issuing $150 million of subordinated notes and completed a sale-leaseback of 55 of our branches for a purchase price of $150 million.

Additional insight into our successes in 2016 include the following:

•                              Earnings Growth.  Increased earnings by 9% to $92.3 million, or $1.14 per share, compared to 2015.  Excluding costs related to M&A activity, and the related integration, as well as other significant transactions, we had earnings per share of $1.22.

•                              Total Stockholder Return(TSR).  Our TSR for 2016 was 39% as compared to 9.9% in 2015.  Our five-year TSR was 167.2% as compared to 132.2% for the companies in our peer group and 151.9% for the NASDAQ Bank Index.

•                              Return on Equity.  Our return on average tangible common equity (excluding costs related to M&A activity, and the related integration, as well as other significant transactions) increased to 11.5% from 11.2% in 2015.

•                              Well Capitalized.  Maintained regulatory capital ratios significantly above the minimums for designation as a “well capitalized” institution.  Tier 1 capital to total risk-weighted assets of First Midwest Bank was 9.90% at December 31, 2016 (regulatory minimum for being well capitalized is 8.0%).

•                              Dividends.  In 2016, we were pleased to pay our 136th consecutive quarterly dividend to our stockholders.

•                              Total Assets Growth.  Total assets grew to $11.4 billion as of December 31, 2016, an increase of 18% from December 31, 2015.  When we completed the Standard Bank transaction on January 6, 2017, our assets increased to approximately $14 billion, or 44% larger than on December 31, 2015.

•                              Deposit Growth.  Total deposits grew to $8.8 billion, an increase of 9% from December 31, 2015 and three-year growth of 12%.

•                              Loan Growth.  Total loans grew to $8.3 billion, an increase of 13% from December 31, 2015 and three-year growth of 23%.

•                              Growth of Wealth Management Business.  Our wealth assets under management were $8.7 billion at December 31, 2016, reflecting an increase of $1.3 billion, or 18%, from December 31, 2015.  We added an additional $800 million of assets under management when we acquired Standard Bank &Trust Company in January 2017 and Premier Asset Management LLC in February 2017.

•                              Growth of Fee-Based Revenues.  Continued to diversify our revenues by growing fee-based revenues to $145.1 million, an increase of 14% and three-year growth of 31%.

•                              M&A Activity.  Completed the acquisition of The National Bank & Trust Company of Sycamore ($665 million in assets).  Also completed the acquisitions of Standard Bank & Trust Company on January 6, 2017 ($2.6 billion in assets) and Premier Asset Management on February 28, 2017 ($550 million of assets under management).

•                              Sale-Leaseback.  Completed a sale-leaseback of 55 of our branches for a purchase price of $150 million, which resulted in an initial pre-tax gain of $90 million and the opportunity to elect to add $50 million of tier 1 capital.

•                              Building the Highest Quality Team.  In 2016, we welcomed several new members of our executive management team and added over 400 new colleagues through both organic and M&A growth.

For a reconciliation of the GAAP and non-GAAP financial measures discussed above, which includes earnings, earnings per share and return on average tangible common equity (ROATCE), in each case excluding certain significant transactions, see our Form 10-K filed with the SEC on February 28, 2017.

2017 Compensation

Given the significant growth of the Company and its transition to an institution having more than $10 billion in assets and operating within a heightened regulatory regime, the Compensation Committee determined, at its meeting in February 2017, to make adjustments to the 2017 base salaries of certain members of senior management to align compensation with market practices for similarly-sized organizations and to reflect the increased nature and scope of position responsibilities that accompany a larger and a more complex and diverse organization.  In addition, our Chief Executive Officer and Chief Operating Officer volunteered to have any compensation based on their individual performance ratings instead be based entirely on corporate performance and not their individual performance.  As such, and based on a recommendation from management, the Compensation Committee determined to eliminate for 2017 compensation purposes the individual performance ratings of our Chief Executive Officer and our Chief Operating Officer.  Accordingly, their annual cash incentive awards and restricted stock awards, which were based, in part, on individual performance ratings, instead will now be based entirely on Company performance.  The Committee believes this change is appropriate because the individual performance of the CEO and the COO is already closely aligned with the overall performance of the Company and because it will drive even greater focus on maximizing the Company’s financial performance.

Total Stockholder Return

In addition to the achievements noted above, we created long-term stockholder value in 2016.  Below is our one-, three- and five-year total stockholder return as compared to our 2016 peer group and the NASDAQ Bank Index (the Company is included in this index):

As described more fully below under Compensation Discussion and Analysis—Peer Group, at its November 2016 meeting, our Compensation Committee approved various changes to our peer group for 2017.

Stockholder Say-on-Pay Vote in 2016

Our Compensation Committee reviews the annual advisory vote on executive compensation when designing our executive compensation program and setting executive compensation levels.  With respect to compensation decisions in 2016 (and in 2017), the Compensation Committee considered the say-on-pay approval of over 93% of the votes cast at our 2016 annual meeting of stockholders.

Although the Compensation Committee believes these vote results confirm that our stockholders are in agreement with our approach to executive compensation, the Compensation Committee annually evaluates our compensation program and our compensation disclosure practices in an effort to confirm that our pay and performance are linked and that our compensation practices are clearly disclosed.

Our Compensation Committee intends to consider the vote results from this year, and future advisory votes, when determining the design and amounts provided under our executive compensation program.

Program Enhancements

Double Trigger Vesting for Equity Awards.  Beginning in 2016, our Compensation Committee determined that performance share, restricted stock and restricted stock unit awards will have a double trigger vesting feature in the event of a change-in-control of the Company.  As such, both a change-in-control of the Company and a termination of employment within 24 months following the change-in-control by either the executive for good reason or an acquirer without cause must occur in order for the unearned or unvested equity awards to vest.  We already maintain a double trigger requirement following a change-in-control for enhanced severance payments to be made to our named executive officers, and we intend to continue this practice.

Increased Executive Stock Ownership Guidelines.  Beginning in 2017, and based on a recommendation from our Chief Executive Officer and our Chief Operating Officer, our Compensation Committee determined that the stock ownership guidelines should be increased from three-times to five-times base salary for our CEO and from two-times to three-times base salary for our COO.

Our Compensation Philosophy

Our Compensation Committee has designed a compensation program that promotes a pay-for-performance environment which encourages and rewards the Company’s short-term and long-term financial success and the achievement of performance goals established by the Compensation Committee at the beginning of each performance period.  As such, a significant portion of the compensation of our executive officers (including our named executive officers) is at-risk compensation, with the amount of compensation that can be earned tied to the attainment of pre-determined performance goals and the long-term value of our Common Stock.  Our Compensation Committee also believes that our compensation program must be market competitive to attract and retain skilled and motivated executives who can successfully manage and grow our business.  Adherence to this philosophy forms the overall premise for our executive compensation program and is based on the compensation principles set forth below.

Executive compensation should be performance-based and reward achievement of corporate objectives.

Our compensation program for our named executive officers (and our other executive officers) should motivate and reward superior performance, and should be weighted toward achievement of corporate financial metrics that further our strategic priorities and that we believe will build stockholder value.

A significant portion of executive compensation should be in the form of equity awards that encourage long-term value creation for stockholders.

Equity compensation tied to long-term performance further aligns senior management and stockholder interests.  Equity compensation also focuses management on long-term value creation rather than taking risks to increase short-term compensation.  Additionally, our named executive officers are required to maintain significant levels of stock ownership, which the Compensation Committee believes further aligns our named executive officers with the long-term interests of our stockholders.

Executive compensation should reflect an appropriate balance of fixed, incentive and at-risk equity compensation.

Our Compensation Committee believes that executive compensation should be comprised of base salary, incentive compensation (both cash and stock) and long-term equity.  This composition mix results in appropriate levels of fixed and incentive compensation, and encourages achievement of both short-term and long-term performance objectives.

Executive compensation should be market-competitive.

Vital to our continued success and growth is an experienced and dedicated management team.  All elements of our compensation program should be competitive within the markets in which we compete for talent as well as for an organization of our size and level of complexity.  Our Compensation Committee strives to provide compensation at levels that will enable us to attract and retain qualified, committed and high-performing executives who are able to successfully manage our Company now and as it continues to grow.

Executive compensation should have a retention effect.

Our executive compensation program should be structured to enable us to retain high-performing executives and avoid undesirable management turnover.  To encourage retention, a significant component of our compensation consists of long-term equity compensation, a portion of which is tied to a three-year performance period followed by a two-year continued service vesting period and a portion of which is subject to a three-year continued service vesting schedule.

Executive compensation should not encourage excessive risk-taking.

Our Compensation Committee annually reviews the risks and rewards associated with our compensation program to assure that our program appropriately incents our executive officers to attain corporate financial objectives without encouraging excessive risk-taking.  In addition, we maintain stock ownership guidelines, caps on incentive payouts and clawback provisions that the Compensation Committee believes further mitigates excessive risk-taking.

Compensation Best Practices

The Compensation Committee considers various compensation and corporate governance best practices when making executive compensation decisions, including the following:

What We Do		What We Don’t Do
✓

Double Trigger Vesting of Equity Awards Upon a Change-in-Control

For equity awards made in 2016 and going forward.  Requires both a change-in-control of the Company and an involuntary termination of the employee.

		✗	No Excise Tax Gross-ups We do not pay our executives a tax gross-up in the event they incur an excise tax from severance benefits paid following a change-in-control.
		✗	No Dividends Paid on Equity Awards Prior to Vesting
✓	Double Trigger for Severance Upon a Change-in-Control Requires both a change-in-control of the Company and an involuntary termination of the employee.		We do not pay dividends on performance shares or restricted stock awards before they are earned and vested.
		✗	No Share Recycling
✓	Capped Incentive Payouts Payouts under our annual cash incentive compensation and performance-based equity compensation programs are capped at 175% and 200% of target, respectively.		Our Omnibus Stock and Incentive Plan does not permit recycling of shares.
		✗	No Stock Option Repricing
Our Omnibus Stock and Incentive Plan prohibits repricing of stock options and stock appreciation rights, as well as cash buyouts or exchanges of underwater stock options, without stockholder approval.
✓	Clawback of Compensation Employment agreements with our executive officers allow us to recover cash bonuses and other incentive compensation under certain circumstances.

		✗	No Excessive Perquisites
✓	Anti-Pledging and Anti-Hedging Policy Prohibits our executive officers and all other employees from pledging, hedging or selling short shares of our Common Stock.		Perquisites represent an immaterial portion of our executive compensation.
✓	Stock Ownership Guidelines
Robust stock ownership guidelines for our executive officers further align their interests with our stockholders’.
✓	Independent Compensation Consultant
Our Compensation Committee regularly obtains advice from an independent compensation consultant on our executive compensation program.
✓	Minimum Vesting Periods

Our equity awards have a period of not less than three years for full vesting to occur, with our performance shares having three-year performance periods and, if earned, two-year full vesting periods, subject to certain limited exceptions.

✓	Compensation Risk Assessment
Our Compensation Committee conducts an annual risk assessment of our executive compensation program.
✓	Protective Covenants
Our executive officers must comply with confidentiality and non-solicitation covenants as a condition to receiving equity and short-term cash incentive awards.

Compensation Procedures

Role of Management.  In February of each year, our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the base salaries for that year for our Chief Operating Officer and each of our other executive officers.  Our Chief Executive Officer and our Chief Operating Officer also review annually the performance of their respective direct reports and each determines the individual performance ratings of these executives for a particular year.  Our Compensation Committee reviews our Chief Executive Officer’s performance and determines his individual performance rating and base salary, and recommends both to the Board for approval. The individual performance ratings impact the amount of annual cash incentive compensation earned by, and the restricted stock awards granted to, our executive officers.  As described above in Compensation Discussion and Analysis—Executive Summary—2017 Compensation, the Compensation Committee determined to eliminate for 2017 compensation purposes the individual performance ratings for our Chief Executive Officer and our Chief Operating Officer.  The remaining elements of our executive compensation program are set by the Compensation Committee, taking into consideration a recommendation from our Chief Executive Officer, and approved by the Board.

Role of the Compensation Committee.  Each year, our Compensation Committee reviews and approves the compensation philosophy of the Company.  The Compensation Committee also reviews and approves each year, subject to the approval of our Board of Directors, the principal elements and the amounts of the compensation paid to our Chief Executive Officer, our Chief Operating Officer and our other executive officers.  Our Compensation Committee considers the recommendations of our Chief Executive Officer when determining the base salary, annual cash incentive compensation and equity awards for our executive officers other than himself.  In determining executive compensation, our Compensation Committee considers information from the Committee’s compensation consultant, management and publicly available information about the companies in our peer group.

Role of Compensation Consultant.  For 2016, the Compensation Committee retained Deloitte Consulting LLP to serve as its independent compensation consultant.  Our compensation consultant assists the Compensation Committee with executive compensation program design, ongoing review of our executive compensation program, guidance relating to the amounts and mix of cash, equity and incentive compensation to be paid to our executive officers, analysis of market practices for companies in our industry and of our size, assessment of the market competitiveness of our executive compensation program, say-on-pay analysis and peer group composition.  Deloitte Consulting participated in Compensation Committee meetings on request, regularly provided input for Committee meetings and attended one meeting in 2016.  Members of our Compensation Committee also consult with the compensation consultant outside of Committee meetings.  The compensation consultant reports directly to the Compensation Committee, and the Committee must approve all services performed by the compensation consultant.  The Compensation Committee assesses the independence of the compensation consultant each year and concluded that Deloitte Consulting is independent under applicable rules of the NASDAQ Stock Market.

How We Measure Company Performance

At the beginning of the year, our Compensation Committee establishes and the Board of Directors approves corporate-wide financial performance goals against which actual performance of the Company is measured for that year for our annual cash incentive compensation program and for a three-year performance period for our performance share awards.  The dominant metric has historically been an earnings-based performance measure.  In 2016, core net income was weighted at 80% of the short-term cash incentive award opportunity, with the remaining 20% tied to asset quality (levels of nonperforming assets and classified loans).  Payouts of short-term compensation are made only if minimum financial performance is attained and are based on the degree to which the corporate performance goals are achieved.  This amount may be increased for individual executive officers based on their individual performance ratings.

For our 2017 annual cash incentive program, the Compensation Committee again determined to use core net income and asset quality metrics but added execution on certain strategic initiatives as a new metric.

For the performance share component of our executive compensation program in 2016 (2016-2018 performance period), our Compensation Committee selected, and our Board of Directors approved, an external metric (relative total stockholder return) and an internal metric (core return on average tangible common equity) and weighted these metrics equally.  With regard to the external metric, the Company’s total stockholder return during a three-year performance period will be compared to total stockholder returns of our peer group for the same period.  With respect to the internal metric, the Company’s core return on average tangible common equity for a three-year performance period will be measured against predetermined return on average tangible common equity goals for the same period.  Performance shares may be earned based on the level that the metrics are achieved and, if earned, the shares will vest in full following an additional two-year vesting period.

For our 2017 performance share awards (2017-2019 performance period), the Compensation Committee again determined to use relative total stockholder return and core return on average tangible common equity, weighted equally at 50% each, as the performance metrics.

The Compensation Committee must certify the level of achievement of the performance goals for both the annual cash incentive compensation program and the performance share awards before awards may be earned.

Peer Group

Our Compensation Committee reviews publicly-available information about a group of regional bank holding companies whose size, business lines or geographical markets are generally similar to ours and uses this information as a reference point when evaluating the elements and amounts of the compensation paid to our Chief Executive Officer and our other named executive officers.  We refer to these institutions as our peer group.  The Committee does not establish the compensation of our named executive officers using direct comparisons to our peer group, but instead uses peer group data as a competitive market check on named executive officer compensation.  Peer group data is one of several factors used by the Compensation Committee when setting the compensation of our Chief Executive Officer and other named executive officers.

Our peer group is developed with input from our compensation consultant and management, and is approved annually by the Compensation Committee.  The peer group may be changed from year to year if a company in the peer group has been acquired or if a peer company’s size or other factors have changed such that the Compensation Committee believes that a particular company no longer continues to be representative of the peer group or the Company.

For 2016, our peer group consisted of 21 companies:

Name of Institution	Asset Size as of 12/31/2015 (Dollars in Billions)	Location
1st Source Corporation(1)	$ 5.2	South Bend, IN
Chemical Financial Corporation	9.2	Midland, MI
Community Bank System, Inc.(1)	8.6	DeWitt, NY
First Commonwealth Financial Corporation(1)	6.6	Indiana, PA
First Financial Bancorp.(1)	8.1	Cincinnati, OH
First Merchants Corporation(1)	6.1	Muncie, IN
F.N.B. Corporation	17.6	Pittsburgh, PA
MB Financial, Inc.	15.6	Chicago, IL
Old National Bancorp	12.0	Evansville, IN
Park National Corporation(1)	7.2	Newark, OH
Pinnacle Financial Partners, Inc.(1)	8.7	Nashville, TN
PrivateBancorp, Inc.(2)	17.3	Chicago, IL
Provident Financial Services, Inc.(1)	8.9	Jersey City, NJ
Texas Capital Bancshares, Inc.	18.9	Dallas, TX
Trustmark Corporation	12.7	Jackson, MS
UMB Financial Corporation	19.1	Kansas City, MO
Umpqua Holdings Corporation(1)	23.4	Portland, OR
United Bankshares, Inc.	12.6	Charleston, WV
Valley National Bancorp	21.6	Wayne, NJ
WesBanco, Inc.(1)	8.5	Wheeling, WV
Wintrust Financial Corporation	22.9	Rosemont, IL
Median	$ 12.0
First Midwest Bancorp, Inc.	9.7	Itasca, IL

(1)                      Removed from our 2017 peer group primarily due to asset size.

(2)                      Removed from our 2017 peer group due to pending acquisition.

In late 2016, management recommended and our compensation consultant concurred that our peer group should be modified to reflect the Company’s substantial growth during 2016, more diverse revenue sources and transition to an enhanced regulatory regime.  In addition to the deletions from our peer group noted above, the Compensation Committee, at its November 2016 meeting, approved the following additions to our peer group, resulting in a peer group consisting of 18 companies for 2017:

Name of Institution	Asset Size as of 12/31/2015 (Dollars in Billions)		Location
BancorpSouth, Inc.	$ 13.6		Tupelo, MS
Fulton Financial Corporation	17.9		Lancaster, PA
Great Western Bancorp, Inc.	10.0		Sioux Falls, SD
Hancock Holding Company	22.8		Gulfport, MS
IBERIABANK Corporation	19.5		Lafayette, LA
Sterling Bancorp	12.0		Montebello, NY
TCF Financial Corporation	20.7		Wayzata, MN
Western Alliance Bancorp	14.3		Phoenix, AZ
Median of 2017 Peer Group (at 12/31/2016)	$ 19.1
First Midwest Bancorp, Inc. (at 12/31/2016)	14.0	(1)

(1)       Reflects total assets for First Midwest Bancorp, Inc. of $11.4 billion as of December 31, 2016, plus total assets for Standard Bancshares, Inc. of $2.6 billion as of December 31, 2016.  The Company completed its acquisition of Standard Bancshares, Inc. on January 6, 2017.

How We Measure Individual Performance

In 2016, a portion of the annual cash incentive compensation awards that could be earned by our named executive officers was tied to each officer’s individual performance rating for the year.  In addition, the number of shares of restricted stock awarded was based on a percentage of the named executive officer’s base salary and his or her individual performance rating.

The determination of a named executive officer’s individual performance rating is based on a review of actions taken or results achieved by the executive and how these actions and results impacted overall corporate performance and achievement of the corporate financial goals under our annual cash incentive compensation and performance share programs.  A subjective assessment of an executive officer’s leadership and contributions to the Company also may be factored into his or her individual performance rating.

Our Compensation Committee historically has determined our Chief Executive Officer’s individual performance rating, which is approved by our Board of Directors.  Our Chief Executive Officer approves the individual performance ratings of the other named executive officers.  However, as described above in the Compensation Discussion and Analysis—Executive Summary—2017 Compensation, the Compensation Committee determined to eliminate for 2017 compensation purposes the individual performance ratings for our Chief Executive Officer and our Chief Operating Officer and have their annual cash incentive awards and restricted stock awards, which are the awards based, in part, on individual performance ratings, instead be based entirely on Company performance.  The awards for our other executive officers will continue to have an individual performance element.

Internal Pay Considerations

Our Compensation Committee believes that our executive compensation programs must be internally consistent and equitable in order for the Company to be able to attract and retain the executive officers necessary to achieve our business and financial objectives and to create a cohesive team atmosphere within the Company.  As such, the Committee reviews total compensation and various elements of compensation paid to our Chief Executive Officer in relation to our Chief Operating Officer and to our other named executive officers as a group, as well as the median of the relationship of CEO compensation to executive officers within our peer group.  The Committee uses this information as another point of reference in its compensation decisions.

Principal Elements of Our Executive Compensation Program in 2016

The Compensation Committee approves, subject to approval by our full Board of Directors, the compensation of our Chief Executive Officer and other named executive officers each year.  In determining the compensation of our named executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer.  Compensation is determined based on a consideration of overall corporate financial performance relative to financial objectives, each named executive officer’s individual performance, market factors and our views regarding a named executive officer’s scope of job responsibilities, demonstrated leadership abilities and management experience and effectiveness.

The principal elements of our executive compensation program are:

•                             Base Salary;

•                             Performance-Based Annual Cash Incentive Compensation;

•                             Performance Shares; and

•                             Restricted Stock or Restricted Stock Units.

When setting the total compensation opportunity for our named executive officers, our Compensation Committee uses data available from various sources, including peer group information, publicly available data and advice from our compensation consultant.  We also consider other relevant factors, such as Company and individual performance, internal equity and our compensation philosophy.

In 2016, the percentages of each element of total direct compensation (excluding the supplemental strategic activities award described below) paid to our Chief Executive Officer and Chief Operating Officer were as follows:

Base Salary

We pay our named executive officers a base salary as part of a competitive compensation package.  Base salary is not directly subject to the achievement of any corporate or individual performance goals.  In setting base salary levels, we consider the median base salary paid for positions of similar responsibility at the institutions in our peer group as well as the executive’s performance and tenure in his or her role.

Annually, our Chief Executive Officer recommends to the Compensation Committee changes in base salaries for our named executive officers, other than himself.  Chief Executive Officer pay is set directly by the Compensation Committee, and the base salaries of all named executive officers, including the Chief Executive Officer, are approved by our Compensation Committee and our Board of Directors.

Annual Cash Incentive Compensation

Our annual cash incentive compensation program constituted between 20% and 23% of the total direct compensation paid to our named executive officers in 2016.  It is a performance-based program with one-year performance goals and is our vehicle for awarding annual cash bonuses to our named executive officers and other eligible employees.  Executives may earn a cash bonus based on the achievement of corporate financial goals and their individual performance for that year.  The annual cash incentive element of our compensation program encourages our named executive officers to attain corporate financial performance goals that the Compensation Committee believes are consistent with the strategies established for the Company.

Cash bonus opportunities under our annual cash incentive compensation program are awarded under our Omnibus Stock and Incentive Plan approved by our stockholders and are expressed as a percentage of a named executive officer’s base salary.  Our Compensation Committee establishes corporate performance goals at the beginning of the fiscal year, and threshold performance for at least one of the corporate performance goals must be achieved in order for cash bonuses to be earned and paid.

•       Company Performance.  Annually, the Compensation Committee selects the corporate financial performance goals for the fiscal year and the weighting for the goals selected.  Awards for our named executive officers and our other executive officers are weighted more toward Company financial performance than individual performance.

•       Individual Performance.  Individual performance is based on the achievement of objectives that were established for the named executive officer at the beginning of the year and that are specific to the individual’s responsibilities and position within the Company.  An annual evaluation of each named executive officer’s performance results in an individual performance rating for the officer for the year.

The allocation between Company performance and individual performance, and the target award expressed as a percentage of base salary, for our named executive officers in 2016 were as follows:

Named Executive Officer	Target Bonus Opportunity	Performance Weighting*
	(Expressed as a Percentage of Base Salary)	Company Performance	Individual Performance
Michael L. Scudder	60%	85%	15%
Mark G. Sander	50%	70%	30%
Paul F. Clemens	40%	70%	30%
Thomas M. Prame	40%	70%	30%
Nicholas J. Chulos	40%	60%	40%

*                              For 2017, Mr. Scudder’s and Mr. Sander’s performance weighting will be 100% Company performance.

For the 2016 fiscal year, our annual cash incentive compensation program included three corporate performance metrics:  core net income (weighted at 80%), non-performing assets (weighted at 10%) and classified loans (weighted at 10%).

The Compensation Committee selected core net income (net income excluding extraordinary items such as gains or losses on securities, acquisition and integration related expenses, the net gain on our sale-leaseback transaction and a lease cancellation fee) as the dominant performance metric because it encourages senior management to continue to focus on our operating performance and because this metric is frequently used to assess short-term corporate performance by stockholders and the investment community.  The Compensation Committee chose non-performing assets (excluding accruing troubled debt restructurings and covered loans and covered other real estate owner (OREO)) and classified loans (excluding accruing troubled debt restructurings) because of the importance and continued emphasis on maintaining a high quality credit portfolio.

The Compensation Committee utilized annual cash incentive compensation in 2016 in furtherance of the following strategic priorities:

•                             Emphasize core profitability of the Company.

•                             Continue to profitably increase our loans and diversify our loan portfolio.

•                             Grow deposits, and maintain our strong core deposit base and low cost of funds.

•                             Continue to diversify our revenues by increasing fee-based revenues.

•                             Balance investment in our business and risk.

•                             Continue our progress on credit quality.

•         Control expenses while funding strategic initiatives, such as additional investment in digital delivery channels.

The range of performance and possible payout (as a percentage of base salary) for each metric were as follows:

	Performance Range
Metric	Threshold	Target	Maximum
Core Net Income	$77.1 million	$96.4 million	$106.0 million
Payout (% of Target)	50%	100%	175%

Non-Performing Assets	1.35%	1.05%	0.75%
Payout (% of Target)	50%	100%	150%

Classified Loans	5.00%	4.50%	4.00%
Payout (% of Target)	50%	100%	150%

The Company exceeded target performance on an overall weighted basis for the 2016 annual incentive compensation award, and the calculation of the annual cash incentive compensation payouts allocated to Company performance for our named executive officers was determined as follows:

Performance Goal	2016 Actual Performance	Payout as a Percentage of Target	Weighting	Weighted Payout Percentage
Core Net Income	$98.4 million	116.0%	80%	92.8%
Non-Performing Assets	0.93%	120.0%	10%	12.0%
Classified Loans	4.84%	66.0%	10%	6.6%
Total Percentage Earned				111.4%

The Company exceeded the target for core net income and non-performing assets as a percent of loans, finishing the year at $98.4 million, compared to a target of $96.4 million, and 0.93%, as compared to a target of 1.05%, respectively.  With respect to the classified loans performance to goal, the Company achieved 66% of target.

Based on the Company’s performance and the individual performance rating of each named executive officer, the Compensation Committee approved the following cash bonus awards under our annual cash incentive compensation program for 2016:

For 2017, the Compensation Committee again determined to use core net income and asset quality metrics but added execution on certain strategic initiatives as a new metric.

Supplemental Strategic Activities Award

In 2016, the Company successfully completed the acquisition of The National Bank &Trust Company of Sycamore, which added approximately $665 million in total assets and an additional $700 million of trust assets under management.  In addition, on January 6, 2017, the Company completed its acquisition of Standard Bank & Trust Company, which was announced in June 2016 and is the largest single acquisition completed by the Company.  The Company completed virtually all of the transactional work on this combination in 2016.  The Standard Bank transaction added approximately $2.6 billion in assets, $2.0 billion in deposits,and $1.8 billion in loans, and $300 million of assets under management.  During 2016, the Company completed several additional strategic projects intended to streamline and enhance operational efficiencies while positioning the Company for future growth.  These projects included the sale and leaseback of 55 branch locations for $150.3 million and the refinancing of the Company’s maturing senior notes through a new subordinated notes offering of $150 million.

In recognition of the expected financial and strategic contributions of these significant transactions to the Company and the extraordinary amount of effort required by the Company’s management and employees to successfully complete these transactions while, at the same time, attaining strong financial performance in 2016 and executing on our strategic goals, the Compensation Committee approved, at its February 2017 meeting, a supplemental strategic activities award totaling $1.2 million.  Most of this award was allocated to employees who were disproportionately impacted by these transactions (those who significantly contributed to these transactions and still performed their normal duties and responsibilities).  Any supplemental award exceeding $10,000 was paid one-half in cash and one-half in restricted stock, which stock portion is subject to a three-year vesting requirement.  The amounts paid to our Named Executive Officers are included in the 2016 Summary Compensation Table.

Long-Term At-Risk Equity Compensation

Our Compensation Committee believes that a significant portion of each named executive officer’s compensation should consist of at-risk equity awards in the form of performance shares and restricted stock.  The value of these at-risk equity awards is based on the Company’s achievement of financial objectives or changes in the Company’s stock price.  As such, we further align the interests of our senior management with our stockholders, link pay with performance and enhance the retention of our senior officers.  Long-term equity awards are made under our Omnibus Stock and Incentive Plan approved by our stockholders.

Performance-Based Equity Compensation.  In 2016, our named executive officers were awarded performance shares that may be earned based on the Company’s level of performance over a three-year period.  If the performance goals are achieved, the performance shares would be earned.  Once earned, one-third of the performance shares vest immediately, one-third vest the following year and the remaining one-third vest at the end of the second year, assuming continued employment with the Company during the performance period and the subsequent two-year continued service vesting period.  We accrue cash dividends that otherwise would be paid on the performance shares, but the accrued, unpaid dividends are not paid to the named executive officer unless the underlying performance shares are earned and subsequently vest.

The number of performance shares granted is based upon a percentage of the base salary of each officer eligible to receive performance shares.  The determination of the number of performance shares earned for each participant is based solely upon the Company achieving certain performance goals without reference to individual performance ratings.

Based upon a review of peer practices and input from management and the Compensation Committee’s compensation consultant, our Compensation Committee selected both external and internal performance metrics for our 2016 performance share program (2016-2018 performance period), with each metric weighted at 50% of the total award opportunity.  For the external metric, the Compensation Committee selected total stockholder return relative to the Company’s peer group.  For the internal metric, the Compensation Committee chose core return on average tangible common equity of the Company relative to the Board-approved budget.

Our Compensation Committee selected these metrics to encourage our named executive officers to pursue corporate strategies that will enhance long-term stockholder value and build the value of our Common Stock while at the same time deploying our capital prudently.  The Compensation Committee also believed that comparing our total stockholder return to an external metric would reward superior corporate performance relative to our peer group.

For purposes of the external metric, the total stockholder return of the Company and the peer group will be calculated for a three-year performance period.  Performance shares will be earned based on the total stockholder return of the Company as compared to that of the peer group.  Total stockholder return is defined as the price appreciation on our Common Stock and the common stock of each company in the peer group during the relevant three-year performance period, plus dividends and distributions made or declared (assuming the dividends or distributions are reinvested in our Common Stock and each peer group company’s common stock during that period), expressed as a percentage return.  For the internal metric, the Company’s average core return on average tangible common equity for the three-year period will be calculated and compared to predetermined return on average tangible common equity goals approved by the Compensation Committee.

Our Compensation Committee awarded performance shares in 2016 in furtherance of the following strategic objectives:

•                             Emphasize the Company’s long-term strategies and growth objectives.

•                             Encourage achievement of business goals that will enhance the long-term value of our Common Stock and increase the value of our Common Stock.

•                             Create a long-term focus based on sustainable results.

•                             Link pay with corporate performance.

•                             Provide additional stock ownership opportunities for our named executive officers, which further align the interests of our named executive officers with those of our stockholders.

•                             Foster retention of our named executive officers and avoid management turnover.

In February 2016, our Compensation Committee granted performance share award opportunities to our named executive officers as follows:

Named Executive Officer	Target Performance Share Award Opportunity (Expressed as a Percentage of Base Salary)	Number of Performance Shares Awarded for 2016-2018 Performance Period (Based on Target Award Level)	Grant Date Fair Value of Performance Share Award Opportunity (Based on Target Award Level)
Michael L. Scudder	65%	31,843	$ 546,426
Mark G. Sander	60%	21,265	364,907
Paul F. Clemens	25%	5,889	101,055
Thomas M. Prame	20%	3,808	65,345
Nicholas J. Chulos	20%	3,504	60,129

Conclusion of 2014-2016 Performance Period.  In 2014, our named executive officers were awarded performance shares subject to a three-year performance period that concluded December 31, 2016.  As with the performance shares awarded in February 2016 (but with the threshold, target and maximum percentages for the core return on average tangible common equity metric being higher than 2014 levels), the performance metrics applicable to the performance shares awarded in 2014 were total stockholder return relative to the Company’s peer group and core return on the Company’s average tangible common equity relative to budget, each weighted 50%.  The range of performance and possible payout for each metric were as follows:

Relative Total Stockholder Return
	Threshold	Target	Maximum
Percentile	25th	50th	90th
Payout (% of Target)	25%	100%	200%

Core Return on Average Tangible Common Equity
	Year	Threshold	Target	Maximum
CRATCE	2014	9.10%	10.10%	10.60%
	2015	10.40%	11.56%	12.14%
	2016	10.06%	11.18%	11.74%
Payout (% of Target)(1)		25%	100%	200%

(1)                      At the end of the performance period, the actual performance for each year is averaged to determine the final payout as a percentage of target.

In February 2017, based on the Company’s performance during the 2014-2016 performance period, our Compensation Committee certified the Company’s performance applicable to the 2014 performance shares as follows:

Performance Goal	2014-2016 Actual Performance	Payout as a Percentage of Target	Weighted Payout Percentage
Relative Total Stockholder Return (50%)	40th Percentile	72.0%	36.0%
CRATCE (50%)	3-Year Average(1)	83.0%	41.5%
Total Percentage Earned			77.5%

(1)       CRATCE was equal to 9.16%, or 30% of target, for 2014, 10.92%, or 59% of target, for 2015, and 11.56%, or 159% of target, for 2016, which resulted in an average performance at 83.0% of target

Accordingly, subject to applicable vesting provisions, as described above, our named executive officers will earn their 2014 performance share awards as follows:

Restricted Stock Awards.  In 2016, our named executive officers were awarded restricted stock or restricted stock units that fully vest over a three-year period in equal installments on the second and third anniversaries of the grant date.  Executives who have attained, or will attain during the vesting cycle, the age of 65 receive restricted stock units.  Mr. Clemens received restricted stock units in 2016 because he will turn age 65 during the three-year vesting cycle.

The number of shares of restricted stock or restricted stock units awarded in a given year is determined based on a percentage of the named executive officer’s base salary, and then is adjusted upward or downward depending upon the officer’s individual performance rating for the prior fiscal year.  We accrue cash dividends that otherwise would be paid on the restricted stock and the Common Stock underlying restricted stock units, but the accrued, unpaid dividends on the unvested shares or units are not paid to the named executive officer unless the underlying shares vest.

In 2016, our Compensation Committee granted restricted stock or restricted stock unit award opportunities to our named executive officers as follows:

Named Executive Officer	Restricted Stock/Unit Award Opportunity (Expressed as a Percentage of Base Salary)	Number of Shares of Restricted Stock/Units Granted	Grant Date Fair Value of Shares of Restricted Stock/Units Granted
Michael L. Scudder	50%	28,169	$ 473,803
Mark G. Sander	50%	20,379	342,775
Paul F. Clemens	35%	7,832	131,734
Thomas M. Prame	35%	7,998	134,526
Nicholas J. Chulos	40%	9,812	165,038

Retirement and Other Welfare Benefits

We provide our named executive officers with retirement, health, life and disability insurance and other welfare benefits under plans that are generally available to all employees of the Company who meet plan eligibility requirements.  Our retirement plans constitute our 401(k) Plan, Pension Plan and Deferred Compensation Plan.  Executive officers are eligible to participate in these plans on the same basis as other employees in accordance with the terms of the plans.

Over the last several years, upon the recommendation of management, our Compensation Committee and the Board of Directors have approved various amendments to our Pension Plan.  The first set of amendments were adopted in 2007 and eliminated any new enrollments of employees into this plan.  In 2013, upon a subsequent recommendation of management, the Compensation Committee and the Board of Directors also approved amendments, effective as of January 1, 2014, to the Company’s (1) Pension Plan to freeze future benefit accruals under this plan, (2) Deferred Compensation Plan such that no annual pension restoration amounts will be credited to this plan on behalf of any participant, and (3) 401(k) Plan to provide employer contributions to this plan on behalf of all eligible employees of (a) an annual contribution equal to 2% of an employee’s total compensation (subject to a six-year vesting schedule), (b) a matching contribution equal to 100% of an employee’s first 3% of pre-tax contributions and 50% of the employee’s next 2% of pre-tax contributions, and (c) for the 2014 and 2015 plan years, a transition benefit for only participants in the Pension Plan as of January 1, 2014 equal to a contribution of 2% of total compensation for participants aged 40-49, 3% of total compensation for participants aged 50-59, and 4% of total compensation for participants aged 60 and older.

The amendments to our retirement plans assist us in controlling the costs of the Pension Plan and encouraging employees to assume a more active role in their retirement planning, while continuing to provide appropriate, competitive retirement benefits for our employees.

Our Deferred Compensation Plan allows certain employees to elect to defer a portion of their base salaries and annual cash incentive compensation and also allows us to provide make-up benefits to our executive officers for any reduction in benefits under our 401(k) Plan due to limitations on contributions to the plan imposed by the Internal Revenue Code.

Perquisites

We provide limited perquisites to our named executive officers, which the Compensation Committee believes are reasonable and within competitive practices.

We have a vehicle policy that provides a car allowance to our named executive officers.  We also provide mobile telephone service to our named executive officers and reimburse certain of them for a portion of country club dues to promote the business interests of the Company.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers.  The purpose of these guidelines is to further align the interests of our management team and our stockholders.  For 2017, our Compensation Committee increased the stock ownership guidelines applicable to our Chief Executive Officer from three times base salary to five times base salary, and to our Chief Operating Officer from two times base salary to three times base salary.  Under the guidelines, our named executive officers are encouraged to hold shares of Common Stock as follows:

Position	Stock Ownership Guidelines
Chief Executive Officer	Five times base salary
Chief Operating Officer	Three times base salary
Chief Financial Officer	Two times base salary
Other Named Executive Officers	Two times base salary

All of our named executive officers have met these guidelines.  For purposes of the guidelines, we include shares owned directly or indirectly by the executive and his spouse and minor children and unvested restricted stock.

Clawback, Anti-Pledging, Anti-Hedging and Other Policies

We have clawback provisions in the employment agreements with our named executive officers that allow us to recover cash bonuses and other incentive compensation under certain circumstances.  We also have a policy that prohibits our employees, including our named executive officers, from pledging or hedging our Common Stock or engaging in short sales and other short-term, speculative trading in our Common Stock.

Risk Assessment of Executive Compensation Program

Each year, our Compensation Committee reviews our executive compensation program and conducts a risk assessment relative to this program.  This risk assessment allows our Compensation Committee to confirm that our executive compensation program is designed such that executive officers are not encouraged to take excessive or imprudent risks to enhance their compensation.  As part of its risk assessment process in 2016, the Compensation Committee confirmed the following:

•                             The risks associated with the Company’s compensation plans for all employees are appropriately identified and managed by the Company;

•                             The Company’s compensation plans for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company as a whole; and

•                             The Company’s compensation plans for all employees are compatible with effective internal controls and risk management, and are supported by strong and effective corporate governance practices.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the ability of public companies to deduct for federal income tax purposes certain compensation in excess of $1 million paid to our Chief Executive Officer and other named executive officers.  However, this limitation does not apply to amounts that qualify as performance-based compensation.  We structure our annual cash incentive compensation and performance shares to qualify as performance-based compensation under Section 162(m).  Our Compensation Committee considers the structure of executive compensation and the deductibility of the compensation for federal income tax purposes, but the Compensation Committee retains the flexibility to provide, and has approved, compensation that is non-deductible.

Employment and Restrictive Covenant Agreements with Our Executive Officers

We have entered into employment agreements with our senior management, including our named executive officers.  The Compensation Committee has determined that the terms of the agreements are consistent with competitive practices and are important to attracting and retaining high caliber executive talent.  The agreements describe the executive’s position, compensation and benefits, including severance payments in the event of a termination of employment.  The agreements also impose confidentiality, non-solicitation and non-disparagement obligations on the executive.  In the event of a termination of employment by the Company without cause or by the executive officer for good reason prior to or following a change-in-control of the Company, severance benefits are triggered.  Certain aspects of these agreements for our named executive officers are detailed in the tables and narrative following this Compensation Discussion and Analysis.

The employment agreements do not provide for walk-away rights upon a change-in-control or any tax gross-up payments relating to severance benefits following a change-in-control.  In addition, our named executive officers are bound by Confidentiality and Restrictive Covenant Agreements that supplement the confidentiality and restrictive covenants set forth in our named executive officers’ employment agreements.  The confidentiality, non-solicitation and non-disparagement covenants apply for a period of 12 months (18 months for our Chief Executive Officer and Chief Operating Officer) following termination of employment, and must be complied with as a condition to receiving equity and short-term incentive cash awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement.  Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

J. Stephen Vanderwoude (Chair)	Barbara A. Boigegrain (Vice-Chair)
Peter J. Henseler	Ellen A. Rudnick
Members, Compensation Committee

EXECUTIVE COMPENSATION TABLES

2016 Summary Compensation Table

The table and explanatory notes below summarize the total compensation for the years 2016, 2015 and 2014 paid to or earned by our named executive officers other than Mr. Chulos, who was not a named executive officer in 2015 or 2014.  The information relating to Mr. Chulos for those years has been omitted in accordance with SEC rules.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Michael L. Scudder	2016	$824,307	$50,000	$1,088,685	$542,307	$153,763	$146,311	$2,805,373
President and Chief Executive Officer	2015	800,000	—	1,254,111	521,196	179,501	133,384	2,888,192
	2014	750,000	47,000	1,103,667	482,400	221,576	64,644	2,669,287
Mark G. Sander	2016	$596,325	$35,000	$753,495	$344,198	$32,359	$80,398	$1,841,775
Senior EVP and Chief Operating Officer	2015	579,880	—	862,121	318,108	38,139	77,979	1,876,227
	2014	545,000	20,015	723,140	304,159	19,915	72,685	1,684,914
Paul F. Clemens	2016	$396,315	$15,000	$248,248	$180,631	$7,934	$46,784	$894,912
EVP and Chief Financial Officer	2015	386,528	—	307,127	160,355	6,923	34,054	894,987
	2014	376,000	9,898	263,999	156,593	5,268	48,088	859,846
Thomas M. Prame	2016	$320,436	$12,500	$211,604	$144,567	$1,585	$32,522	$723,214
EVP and Director, Strategic Planning and Consumer Banking, First Midwest Bank	2015 2014	309,163 300,158	— 9,839	228,690 199,877	133,897 127,560	1,648 1,068	30,478 20,034	703,876 658,536
Nicholas J. Chulos	2016	$295,077	$30,000	$236,546	$149,522	$2,355	$29,479	$742,979
EVP, Corporate Secretary and General Counsel

(1)                      For 2016 and 2014, amounts represent the cash portion of a supplemental strategic activities award paid in recognition of the successful completion of acquisitions and other transactions during the applicable year.  The amounts do not include the portion of the award paid in shares of restricted stock or restricted stock units, which portion is included, as to the 2014 award, in the “Stock Awards” column for 2015 and will be included, as to the 2016 award, in the “Stock Awards” column for 2017 in our proxy statement for our 2018 annual meeting of stockholders.  For 2016, this supplemental award totaled: $100,000 for Mr. Scudder, $70,000 for Mr. Sander, $30,000 for Mr. Clemens, $25,000 for Mr. Prame and $60,000 for Mr. Chulos.  For additional information regarding the 2016 award, see Compensation Discussion and Analysis—Principal Elements of Our Executive Compensation in 2016—Supplemental Strategic Activities Award.  For 2014, this supplemental award totaled: $88,000 for Mr. Scudder, $49,652 for Mr. Sander, $25,424 for Mr. Clemens and $24,607 for Mr. Prame.

(2)                      Amounts represent the aggregate grant-date fair value of stock awards, including performance shares and restricted stock and restricted stock unit awards, granted under our Omnibus Stock and Incentive Plan during the period, calculated in accordance with ASC 718.  Assumptions used in the calculation of these amounts are described in Note 17 to our annual audited financial statements included in our Form 10-K.  The grant-date fair value of the performance shares is based on a target level of performance and will likely vary from the actual amount the individual earns upon vesting of applicable awards.  Assuming the highest level of performance, the grant-date fair value of the 2016 performance share awards would be:  $814,234 for Mr. Scudder, $543,814 for Mr. Sander, $150,572 for Mr. Clemens, $97,371 for Mr. Prame and $89,597 for Mr. Chulos.  The amounts in this column also include dividends accrued on unvested awards of performance shares, restricted stock and restricted stock units (which amounts are not paid unless the underlying shares vest).  For 2016, these amounts totaled:  $68,457 for Mr. Scudder, $45,813 for Mr. Sander, $15,459 for Mr. Clemens, $11,732 for Mr. Prame and $11,380 for Mr. Chulos.

(3)                      Amounts represent cash bonuses paid under our performance-based short-term incentive compensation plan for the years indicated.

(4)                      Amounts represent the actuarial increase in the present value of the benefit under our Pension Plan for Mr. Scudder, who is the only named executive officer who participates in the plan.  These amounts were determined using the interest rate and mortality rate assumptions consistent with those used in our audited financial statements for the year ended December 31, 2016.  Benefit accruals under the Pension Plan were frozen effective as of January 1, 2014.  For additional information, see Executive Compensation Tables—Pension Benefits.  The amounts in this column also include realized earnings of the named executive officer in our Deferred Compensation Plan.

(5)                      Amounts represent the following:

Contributions to Defined Contribution Retirement Plans and Perquisites
Name	Year	Qualified Plan(a)	Non- Qualified Plan(b)	Perquisites and Other Personal Benefits(c)		Total

Michael L. Scudder	2016	$15,900	$98,011	$32,400	(d)	$146,311
	2015	23,850	88,893	20,641	(d)	133,384
	2014	22,231	24,231	18,182	(d)	64,644

Mark G. Sander	2016	$15,900	$39,162	$25,336	(d)	$80,398
	2015	15,900	36,011	26,068	(d)	77,979
	2014	11,431	36,643	24,611	(d)	72,685

Paul F. Clemens	2016	$15,900	$19,306	$11,578	(d)	$46,784
	2015	15,900	6,754	11,400	(d)	34,054
	2014	15,600	20,013	12,475	(d)	48,088

Thomas M. Prame	2016	$15,900	$3,688	$12,934	(d)	$32,522
	2015	15,683	3,258	11,537	(d)	30,478
	2014	7,509	—	12,525	(d)	20,034

Nicholas J. Chulos	2016	$15,900	$2,547	$11,032	(d)	$29,479

(a)                       The Company maintains the 401(k) Plan as its defined contribution plan.  For eligible employees, this plan provides for an annual 2% automatic Company contribution and matching Company contributions.  All Company contributions were made on eligible compensation under our 401(k) Plan, subject to compensation limitations under the Internal Revenue Code.

(b)                      The Company maintains the Deferred Compensation Plan as its nonqualified deferred compensation plan.  This plan provides for a tax-deferred vehicle to accommodate contributions that are otherwise limited and not able to be made to our tax-qualified plans, as well as voluntary participant contributions.  The Deferred Compensation Plan is subject to Section 409A of the Internal Revenue Code.

(c)                       No individual perquisite paid to any of our named executive offers exceeded $25,000 for any of the years listed.

(d)                      Represents amounts paid to the named executive officer for an annual automobile allowance and amounts paid by the Company on behalf of the named executive officer for other customary perquisites.  For Mr. Sander, also represents amounts paid by the Company on his behalf for country club dues, which membership is maintained for business entertainment but may be used for personal use.

2016 Grants of Plan-Based Awards Table

The following table provides information with regard to the stock awards granted during 2016 (and reported as Stock Awards in the Summary Compensation Table) and the annual cash incentive compensation award opportunity for 2016 for our named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units(3)	Option Awards(4)
Michael L. Scudder		$123,600	$494,400	$825,648
	2/17/2016				7,961	31,843	63,686		$546,426
	2/17/2016							28,169	473,803

Mark G. Sander		$74,515	$298,058	$488,815
	2/17/2016				5,316	21,265	42,530		$364,907
	2/17/2016							20,379	342,775

Paul F. Clemens		$39,619	$158,476	$259,901
	2/17/2016				1,472	5,889	11,778		$101,055
	2/17/2016							7,832	131,734

Thomas M. Prame		$32,029	$128,117	$207,550
	2/17/2016				952	3,808	7,616		$65,345
	2/17/2016							7,998	134,526

Nicholas J. Chulos		$29,471	$117,882	$190,970
	2/17/2016				876	3,504	7,008		$60,129
	2/17/2016							9,812	165,038

(1)                      Amounts reflect the range of possible payouts under our short-term cash incentive compensation plan based on a combination of Company performance and individual performance rating assumptions.  For additional information, see Compensation Discussion and Analysis—Principal Elements of Our Executive Compensation Program in 2016—Annual Cash Incentive Compensation.

(2)                      Awards represent the range of estimated possible payouts granted in the form of performance shares under our Omnibus Stock and Incentive Plan, which, if earned, vest in shares of Common Stock.  Our named executive officers are eligible to earn performance shares totaling between 25% and 200% of the number of performance shares granted if performance levels are achieved using the following two metrics:  total stockholder return relative to a specified peer group of financial institutions and core return on average tangible common equity relative to predetermined goals.  For additional information, see Compensation Discussion and Analysis—Principal Elements of Our Executive Compensation Program in 2016—Long-Term At-Risk Equity Compensation—Performance-Based Equity Compensation.  Dividends on performance shares are accrued but not paid until earned performance shares vest.

(3)                      Awards represent restricted stock or, in the case of Mr. Clemens, restricted stock unit awards granted under our Omnibus Stock and Incentive Plan.  Restricted stock and restricted stock unit awards vest over three years in two equal installments beginning two years from the date of grant (subject to continued employment and accelerated vesting under certain circumstances).  For additional information, see Compensation Discussion and Analysis—Principal Elements of Our Executive Compensation Program in 2016—Long-Term At-Risk Equity Compensation—Restricted Stock Awards.  Dividends on restricted stock and the Common Stock underlying restricted stock units are accrued but not paid unless the underlying shares vest.

(4)                      Amounts represent the aggregate grant-date fair value of stock awards, including performance shares and restricted stock and restricted stock unit awards, granted under our Omnibus Stock and Incentive Plan during 2016, calculated in accordance with ASC 718.  See notes 2 and 3, above, for additional information regarding these awards.  For the performance shares, the amounts have been calculated taking into consideration the probable outcome of the respective performance conditions as the date of grant.  Dividends accrued but not paid until the vesting of the awards of performance shares, restricted stock and restricted stock units are not included in the amounts reflected in this column.  Assumptions used in the calculation of these amounts are described in Note 17 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

2016 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of December 31, 2016.  All values in the table are based on a market value for our Common Stock of $25.23, which was the closing price of our stock on December 30, 2016, the last trading day of the year, as reported by the NASDAQ Stock Market.  Information regarding when unvested awards are scheduled to vest is set forth in the notes to the table.  Vesting also is subject to continued employment and acceleration under certain circumstances.

	Option Awards(1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Michael L. Scudder	18,898	$38.62	2/21/2017	14,577	(2)	$367,778	30,916	(7)	$780,011
	25,019	28.10	2/20/2018	38,817	(3)	979,353	31,843	(8)	803,399
				28,169	(4)	710,704
				18,101	(5)	456,688
				28,319	(6)	714,488

Mark G. Sander	42,328	$12.17	6/20/2021	11,440	(2)	$288,631	20,685	(7)	$521,883
				27,374	(3)	690,646	21,265	(8)	536,516
				20,379	(4)	514,162
				12,058	(5)	304,223
				15,762	(6)	397,675

Paul F. Clemens	5,380	$38.62	2/21/2017	4,911	(2)	$123,905	5,745	(7)	$144,946
	18,464	28.10	2/20/2018	11,413	(3)	287,950	5,889	(8)	148,579
				7,832	(4)	197,601
				3,526	(5)	88,961
				4,531	(6)	114,317

Thomas M. Prame				4,084	(2)	$103,039	3,676	(7)	$92,745
				9,209	(3)	232,343	3,808	(8)	96,076
				7,998	(4)	201,790
				2,256	(5)	56,919
				2,894	(6)	73,016

Nicholas J. Chulos				4,011	(2)	$101,198	3,160	(7)	$79,727
				8,648	(3)	218,189	3,504	(8)	88,406
				9,812	(4)	247,557
				1,932	(5)	48,744
				2,487	(6)	62,747

(1)                      None of our named executive officers has been granted a stock option award since 2011.  All outstanding options were exercisable as of December 31, 2016 and have an exercise price equal to the average of the high and low sales price of a share of Common Stock on the NASDAQ Stock Market on the grant date.

(2)                      Restricted stock and restricted stock unit awards vest over three years in two equal installments beginning two years from the date of grant (subject to continued employment and accelerated vesting under certain circumstances).  Represents the second tranche of restricted stock or restricted stock unit awards granted in 2014 that vested on February 19, 2017.

(3)                      Represents restricted stock or restricted stock unit awards granted in 2015, the first tranche of which vested on February 18, 2017 and the second tranche of which is scheduled to vest on February 18, 2018.  See note 2, above, for additional information regarding the vesting of restricted stock and restricted stock unit awards.

(4)                      Represents restricted stock or restricted stock unit awards granted in 2016, the first tranche of which is scheduled to vest on February 17, 2018 and the second tranche of which is scheduled to vest on February 17, 2019.  See note 2, above, for additional information regarding the vesting of restricted stock and restricted stock unit awards.

(5)                      Represents the second and third tranche of performance shares earned at the completion of a three-year performance period that ended on December 31, 2015.  The second and third tranches are scheduled to vest on March 15, 2017 and March 15, 2018, respectively.  See note 6, below, for additional information regarding the vesting of earned performance shares.

(6)                      Represents performance shares earned at the completion of a three-year performance period that ended on December 31, 2016.  The final number of shares awarded was based on the following metrics:  total stockholder return relative to our peer group at 72% of target and core return on average tangible common equity at 83% of target.  The first tranche of these awards vested on March 15, 2017 and the second and third tranches are scheduled to vest on March 15, 2018 and March 15, 2019, respectively.  For additional information, see Compensation Discussion and Analysis—Principal Elements of Our Executive Compensation Program in 2016—Long-Term At-Risk Equity Compensation—Performance-Based Equity Compensation and —Conclusion of 2014-2016 Performance Period.

(7)                      Performance shares that may be earned upon completion of a three-year performance period ending on December 31, 2017 if performance levels (reflected at target in this table) are achieved using the following two metrics:  total stockholder return relative to our peer group and core return on average tangible common equity relative to predetermined goals.

(8)                      Performance shares that may be earned upon completion of a three-year performance period ending on December 31, 2018 if performance levels (reflected at target in this table) are achieved using the following two metrics:  total stockholder return relative to our peer group and core return on average tangible common equity relative to predetermined goals.

2016 Option Exercises and Stock Vested Table

The following table provides information with respect to value realized by our named executive officers during 2016 as a result of the exercise of non-qualified stock options and the vesting of restricted stock awards or units, based on the average of the high and low sales price of a share of Common Stock on the NASDAQ Stock Market on the exercise or vesting date, as applicable.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael L. Scudder	—	—	40,451	$668,851
Mark G. Sander	—	—	28,602	472,296
Paul F. Clemens	—	—	11,649	191,167
Thomas M. Prame	—	—	9,593	156,871
Nicholas J. Chulos	—	—	6,925	113,500

Pension Benefits

We maintain a noncontributory tax-qualified defined benefit Pension Plan for eligible employees.  Eligibility to participate in this plan was frozen in 2007.  Benefit accruals under this plan were frozen effective as of January 1, 2014 and no additional benefits will accrue to participants after that date, including for Mr. Scudder, who is the only named executive officer who participates in our Pension Plan.

The amount of the monthly pension benefit under our Pension Plan is based on the average monthly pension-eligible compensation and years of credited service of the participant.  Average monthly compensation is the average of the highest eighty-four consecutive months of pay within the last 120 months of service and years of credited service is based on the period of employment with the Company, subject to limitations on service prior to 1980.

Pension-eligible compensation consists of base salary, cash bonuses, incentive compensation and vacation pay, but excludes severance and amounts realized from the exercise of non-qualified stock options and the vesting of restricted stock, restricted stock unit and performance share awards.  Pension-eligible compensation is capped by provisions of the Internal Revenue Code applicable to tax-qualified pension plans.  For 2016, this limit was $265,000.  Any amounts that become ineligible due to the Internal Revenue Code limits are used to compute the pension restoration contribution to the Deferred Compensation Plan as discussed further below under the section titled Non-Qualified Deferred Compensation.

Our Pension Plan provides for pension benefits under normal retirement (the attainment of age 65), early retirement (the attainment of age 55 with fifteen or more years of service), termination after five years of service, disability retirement after ten years of service and death before retirement with five or more years of service.  A participant may elect to have his or her benefit paid each month in the form of a single life annuity or one of several actuarially equivalent forms of payment, including a lump sum.

Early retirement pension benefits are reduced by 6% for each of the first five years (ages 60-65) and by 4% for each of the next five years (ages 55-60) that the pension commencement date precedes the normal retirement age of 65.

2016 Pension Benefits Table

The following table shows the present value of the accumulated benefit as of December 31, 2016 payable to each of the named executive officers, including the number of years of service credited to each named executive officer under our Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our 2016 audited financial statements included in our Form 10-K.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Michael L. Scudder	Pension Plan	27.75	$694,946	$—
Mark G. Sander(1)	N/A	N/A	N/A	N/A
Paul F. Clemens(1)	N/A	N/A	N/A	N/A
Thomas M. Prame(1)	N/A	N/A	N/A	N/A
Nicholas J. Chulos(1)	N/A	N/A	N/A	N/A

(1)                      The Pension Plan was closed to new participants as of April 1, 2007.  Based on the date of hire for Messrs. Sander, Clemens, Prame and Chulos, they are not eligible to participate in the Pension Plan.

Non-Qualified Deferred Compensation

We maintain two non-qualified deferred compensation plans in which our named executive officers may participate, the Deferred Compensation Plan and the Gain Deferral Plan.

Deferred Compensation Plan

The Deferred Compensation Plan is a non-qualified defined contribution deferred compensation plan under which participants are credited with deferred compensation equal to contributions and benefits based on amounts that would have accrued under our Pension Plan or been contributed under our 401(k) Plan but for limitations under the Internal Revenue Code, and up to 75% of base salary and up to 100% of short-term cash incentive compensation that the participant has elected to defer.  Deferral elections are made by eligible participants in December of each year for amounts to be earned in the following year.  Participant accounts are deemed to be invested in separate investment accounts in an irrevocable rabbi trust under the Deferred Compensation Plan, with similar investment alternatives as those available under our 401(k) Plan, including an investment account deemed invested in shares of our Common Stock.  Participants are able to modify their investment elections at any time, subject to applicable blackout periods.

Gain Deferral Plan

We maintain the Gain Deferral Plan with the purpose of encouraging stock ownership by certain key executives.  This plan combines traditional deferred compensation arrangements with stock option exercise transactions by allowing eligible stock option participants to defer to a future date the receipt of shares representing the value realized upon exercise of the underlying stock options.  In response to the addition of Section 409A of the Internal Revenue Code, the Gain Deferral Plan was frozen and no additional contributions or deferrals may be made under this plan.  Currently, eight stock option participants participate in this plan, including Mr. Scudder.  Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust.  Amounts deferred under the Gain Deferral Plan are denominated and paid in shares of Common Stock and are adjusted for dividends as if the dividends were reinvested in shares of Common Stock.

Distributions

Under both the Deferred Compensation Plan and the Gain Deferral Plan, payments begin after termination of employment and are payable at the participant’s election either as a lump sum or in installments over a period not to exceed fifteen years.  Earlier payment may be made upon showing of financial hardship to the satisfaction of the Compensation Committee.  Distributions are paid in cash under the Deferred Compensation Plan, and are paid as in-kind stock distributions under the Gain Deferral Plan.  Payments to named executive officers will be delayed as necessary to comply with Section 409A of the Internal Revenue Code.

2016 Non-Qualified Deferred Compensation Table

The table set forth below summarizes the activity in the Deferred Compensation Plan and Gain Deferral Plan accounts of our named executive officers during 2016.

Name	Plan Name	Executive Contributions in 2016(1)	Company Contributions in 2016(2)	Aggregate Earnings in 2016	Aggregate Withdrawals/ Distributions in 2016	Aggregate Balance at December 31, 2016(3)(4)

Michael L. Scudder	Deferred Comp. Plan	$33,277	$98,011	$96,016	$—	$2,666,280
	Gain Deferral Plan	—	—	3,419	—	241,538

Mark G. Sander	Deferred Comp. Plan	$79,959	$39,162	$32,359	$—	$630,790
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A

Paul F. Clemens	Deferred Comp. Plan	$6,095	$19,306	$7,934	$—	$200,325
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A

Thomas M. Prame	Deferred Comp. Plan	$—	$3,688	$1,585	$—	$62,623
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A

Nicholas J. Chulos	Deferred Comp. Plan	$32,014	$2,547	$2,355	$—	$125,260
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A

(1)                      Executive contributions represent amounts that would have been contributed by the named executive officer under our 401(k) Plan, but for limitations under the Internal Revenue Code, and salary and short-term incentive compensation the named executive officer has elected to defer.

(2)                      Company contributions represent amounts that would have been contributed under our tax-qualified benefit plans but for limitations under the Internal Revenue Code.  The Company contributions for each named executive officer to the Deferred Compensation Plan are included in the “All Other Compensation” column of the 2016 Summary Compensation Table.

(3)                      Aggregate balances at December 31, 2016 reflect amounts accumulated through the named executive officer’s participation in the plans from:  (a) participant and Company contributions under the Deferred Compensation Plan and (b) participant contributions only under the Gain Deferral Plan.  Our named executive officers have participated in the Deferred Compensation Plan since 1999 for Mr. Scudder, 2011 for Mr. Sander, 2006 for Mr. Clemens, 2012 for Mr. Prame and 2014 for Mr. Chulos.  Mr. Scudder has participated in the Gain Deferral Plan since 2004.

(4)                      As of December 31, 2016, the portion of the aggregate balances in the Deferred Compensation Plan and Gain Deferral Plan (as applicable) that represent Common Stock of the Company are as follows:  9,573 shares for Mr. Scudder, 0 shares for Mr. Sander, 2,007 shares for Mr. Clemens, 1,998 shares for Mr. Prame and 0 shares for Mr. Chulos.

Potential Payments Upon Termination or Change-in-Control

We have entered into employment agreements and maintain plans covering our named executive officers that will require the Company to provide severance payments in the event of an involuntary termination of employment

(other than for cause) or a resignation of employment for good reason both prior to and following a change-in-control of the Company.

Overview

Our employment agreements with each of our named executive officers provide for automatic annual one-year extensions, except for Messrs. Scudder and Sander whose employment agreements provide for automatic two-year extensions every other year.  Among other items, the agreements set forth the executive’s title, responsibilities and compensation, confidentiality, non-solicitation and non-disparagement covenants by the executive and severance payments to be made to the executive upon certain terminations of employment.  Termination of employment also may impact equity awards that we have granted, as well as benefits payable under our employee benefit plans.

In addition to their employment agreements, our named executive officers are parties to Confidentiality and Restrictive Covenants Agreements with us through which we enhanced the restrictive covenants applicable to our named executive officers.  The non-solicitation provisions in these agreements apply for eighteen months after termination of employment for Messrs. Scudder and Sander, and one year after termination for Messrs. Clemens, Prame and Chulos.

The following discussion takes each termination of employment situation—voluntary resignation, discharge for cause, discharge without cause, resignation for good reason, death and disability—both prior to and following a change-in-control of the Company, and describes the severance or other additional amounts that the Company would pay or provide to the named executive officer or the officer’s beneficiaries as a result.  The discussion below and the amounts shown reflect certain assumptions we have made in accordance with applicable SEC rules.  These assumptions are that the termination of employment or change-in-control occurred on December 31, 2016 and that the value of a share of our Common Stock on that day was $25.23, which is the closing price of our stock as reported by the NASDAQ Stock Market on December 30, 2016, which was the last trading day of the year.

The following discussion and amounts exclude the payments and benefits that are not enhanced by a termination of employment or change-in-control.  These payments and benefits, which are referred to in the following discussion as the executive officer’s “vested benefits,” include:

•                             Base salary payable through the date of termination;

•                             Any other cash compensation earned through the date of termination but not paid, including any amounts earned and vested but not paid under our annual cash incentive compensation program;

•                             Benefits accrued under our 401(k) Plan and Pension Plan in which all employees participate;

•                             Accrued vacation pay, group health plan continuation and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally;

•                             Balances accrued under our Deferred Compensation Plan and Gain Deferral Plan; and

•                             Stock options that have vested and become exercisable, and restricted stock, restricted stock units and performance shares that have vested, prior to the employment termination or change-in-control.

Voluntary Resignation

Prior to age 65, we are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation, and all unearned or unvested restricted stock, restricted stock unit and performance share awards will lapse and not vest.  Following attainment of age 65, in the event of a named executive officer’s retirement, we have provided that, in addition to payment of the executive’s vested benefits:

•                            All unvested restricted stock and restricted stock unit awards, as well as all earned but unvested performance shares, become fully vested; and

•                            A prorated portion of all unearned performance shares may vest following the end of the performance periods applicable to the executive’s performance share awards outstanding at the time of retirement and as to which the performance periods have not concluded.  The portion of each unearned performance share award that may vest is based on the achievement of the applicable performance goals during the entire performance period, and is calculated by multiplying the target number of performance shares by a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the applicable performance period to the date of resignation and the denominator of which is 36.

As of December 31, 2016, none of our named executive officers had attained age 65.

Discharge for Cause

We are not obligated to pay any amounts over and above vested benefits if a named executive officer’s employment terminates because of discharge for cause.  The named executive officer’s right to exercise vested options expires upon discharge for cause and, if the cause is fraud or embezzlement of funds, benefits under the Gain Deferral Plan are subject to forfeiture.  In general, a discharge will be for cause if the executive has intentionally failed to perform his duties of employment, engaged in illegal or gross misconduct that harms the Company, has been convicted of a felony involving dishonesty, fraud, theft or financial impropriety or has violated a material requirement of any code of ethics or standard of conduct of the Company.

Death or Disability

We provide our employees, including our named executive officers, with group life and disability insurance coverage.  The group life insurance benefit is based on a multiple of base salary, subject to limits contained in the policy.  Participants in our group life insurance plan may, if eligible, purchase additional insurance at their own cost.  The disability benefit is a monthly benefit, paid until age 65, equal to 60% of base salary at the time of disability.  These benefits would be paid to the named executive officer or his beneficiary, in addition to the executive’s vested benefits, in the event of death or disability.

The amount of the payments to our named executive officers assuming death or disability on December 31, 2016 is set forth in the following table:

	Disability Benefits
Name	Life Insurance (Death) Benefit	Monthly Amount	Months to Age 65	Total Payment
Michael L. Scudder	$ 1,000,000	$ 41,215	103	$4,245,145
Mark G. Sander	750,000	29,816	83	2,474,728
Paul F. Clemens	752,000	19,816	7	138,712
Thomas M. Prame	641,000	14,754	215	3,444,730
Nicholas J. Chulos	590,000	16,022	94	1,386,876

We also have provided for the vesting of unearned or unvested equity awards in the event of the death or disability of the named executive officer as follows:

•                            All unvested restricted stock and restricted stock unit awards, as well as all earned but unvested performance shares, become fully vested; and

•                            A prorated portion of all unearned performance shares may vest following the end of the performance periods applicable to the executive’s performance share awards outstanding at the time of death or disability and as to which the performance periods have not concluded.  The portion of each unearned performance share award that may vest is based on the achievement of the applicable performance goals during the entire performance period, and is calculated by multiplying the target number of performance shares by a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the applicable performance period to the date of termination of employment and the denominator of which is 36.

The following table summarizes the unvested restricted stock or restricted stock units, earned but unvested performance shares and unearned performance shares (assuming target performance) that would have vested on December 31, 2016 if the executive’s employment terminated that day due to death or disability.

	Restricted Stock Awards/Units		Performance Shares
Name	Number	Value	Number	Value
Michael L. Scudder	81,563	$ 2,057,834	77,646	$ 1,959,009
Mark G. Sander	59,193	1,493,439	48,698	1,228,651
Paul F. Clemens	24,156	609,456	13,850	349,436
Thomas M. Prame	21,291	537,172	8,870	223,790
Nicholas J. Chulos	22,471	566,943	7,694	194,120

Discharge Without Cause; Resignation For Good Reason

Our employment agreements obligate us to pay severance benefits if a named executive officer’s employment is involuntarily terminated other than for cause.  This includes the resignation by the executive for good reason.  A good reason generally will occur if the executive determines we have breached the employment agreement by not maintaining his appointed positions, responsibilities or authority, failed to pay or provide the agreed-upon compensation, given notice that the agreement will not automatically renew, or required the executive to move to an office location more than eighty miles from his current location.  Our primary obligation in these circumstances is to continue the executive’s salary and participation in group health plans for a defined severance period and to pay a pro-rata annual bonus (based on target performance) for the year employment terminates.  We will also provide outplacement assistance.  The severance period is nine months for Messrs. Scudder and Sander and six months for the other named executive officers.  The severance period may be extended for up to an additional six-month period in the Company’s sole discretion.  The executive is required to execute a general release of claims as a condition to receiving severance benefits.

Severance

The following table summarizes the severance benefits that would be payable to our named executive officers had their employment been terminated involuntarily without cause or for good reason on December 31, 2016:

Name	Monthly Amount	Number of Months	Total Salary Continuation/ Lump Sum	Pro-Rated Annual Bonus(1)	Medical Benefits/Out- placement(2)	Total
Michael L. Scudder	$ 68,667	9	$ 618,003	$ 494,400	$ 110,752	$ 1,223,155
Mark G. Sander	49,676	9	447,087	298,058	83,405	828,550
Paul F. Clemens	33,016	6	198,096	158,476	53,100	409,672
Thomas M. Prame	26,691	6	160,146	128,117	38,435	326,698
Nicholas J. Chulos	24,559	6	147,354	117,882	43,433	308,669

(1)                      Pro-rated annual bonus based on target bonus for year of termination and number of days elapsed at date of termination.  Amounts reflect full 2016 target bonus and assumes termination occurred on last day of the year.

(2)                      Reflects amount of health benefit continuation (COBRA) premium paid by the Company during the salary continuation period and outplacement services estimated to be 12% of annual base salary.

Change-in-control

We have provisions in the employment agreements with our named executive officers and in our employee benefit plans for the payment of severance benefits in the event of a change-in-control of the Company.  In the event of a change-in-control, our employment agreements require a “double trigger” to occur before enhanced severance benefits are paid.  A “double trigger” involves both a change-in-control of the Company and a qualifying termination of the named executive’s employment following the change-in-control.  The enhanced severance benefits consist of a lump sum payment of, in the case of Messrs. Scudder and Sander, approximately 2.5 times the sum of base salary, the average of the annual cash incentive compensation earned for the prior three completed years (or, in the case of Mr. Scudder, if greater, his target annual cash incentive compensation for the year in which the termination occurs), and certain other amounts, and, in the case of the other named executive officers, approximately 2 times the sum of base salary, the average of the annual cash incentive compensation earned for the prior three completed years (or, in the case of Mr. Clemens, if greater, his target annual cash incentive compensation for the year in which the termination occurs), and certain other amounts.  The lump sum further includes payment of a pro-rata annual bonus (based on target performance) for the year employment terminates.  In addition, all unearned and unvested equity awards granted prior to 2016 will vest in full upon a change-in-control, whether or not the executive’s employment terminates.  However, beginning with our equity awards granted in 2016, all new equity awards will require a “double trigger” to occur before unearned and unvested equity awards will vest in connection with a change-in-control.  As such, both a change-in-control of the Company and a termination of employment within 24 months following the change-in-control by either the executive for good reason or an acquirer without cause must occur in order for the unearned or unvested equity awards to vest.  None of the employment agreements with our named executive officers provide for a gross-up payment should the executive be subject to an excise tax under the Internal Revenue Code.

The table below summarizes the severance payments we would be obligated to make if a change-in-control occurred and the named executive officer’s employment terminated (other than for cause) on December 31, 2016.

	Total	Equity Awards
	Lump Sum Cash	Restricted Stock Awards/Units		Performance Shares			Total
Name	Severance Amount	Number	Value	Number	Value	Total Equity Value	Severance Payment
Michael L. Scudder	$ 4,963,183	81,563	$ 2,057,834	109,179	$ 2,754,586	$ 4,812,420	$ 9,775,603
Mark G. Sander	3,272,446	59,193	1,493,439	69,770	1,760,297	3,253,736	6,526,182
Paul F. Clemens	1,565,926	24,156	609,456	19,691	496,804	1,106,260	2,672,186
Thomas M. Prame	1,238,250	21,291	537,172	12,634	318,756	855,928	2,094,178
Nicholas J. Chulos	1,127,294	22,471	566,943	11,083	279,624	846,567	1,973,861

AUDIT COMMITTEE REPORT

The primary responsibilities of the Audit Committee are, among others, to:  (1) assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and systems of internal control over financial reporting, (2) oversee the Company’s compliance with legal and regulatory requirements relating to financial reporting and disclosure, (3) evaluate the independence and qualifications of the Company’s independent registered public accounting firm, and (4) oversee the performance of the Company’s independent registered public accounting firm and our internal audit function.  The Audit Committee also is solely responsible for the appointment and compensation of the Company’s independent registered public accounting firm.  The Board of Directors has adopted an Audit Committee Charter, which sets forth the specific duties of the Audit Committee, a copy of which is available on the Company’s website.

In carrying out its oversight responsibilities, the Audit Committee relies on the expertise and knowledge of management, the independent registered public accounting firm and the internal auditors.  Management is responsible for determining that the Company’s financial statements are complete, accurate and in accordance with U.S. generally accepted accounting principles.  Management is responsible for maintaining appropriate accounting and financial reporting principles and policies as well as internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s financial statements and internal control over financial reporting.  The internal auditors are responsible for evaluating the adequacy and effectiveness of the Company’s processes and system of internal controls to achieve the Company’s stated goals and objectives.  It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles, or to conduct investigations or other types of auditing or accounting reviews or procedures.

The Audit Committee has reviewed and had discussions with management and Ernst & Young LLP regarding the Company’s audited financial statements for the year ended December 31, 2016.  The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee has received the required disclosures from Ernst & Young LLP under applicable PCAOB standards regarding auditor independence, and has discussed with Ernst & Young LLP its independence.  The Audit Committee has established policies and procedures regarding the pre-approval of all services provided by Ernst & Young LLP.  The Audit Committee has reviewed the audit and non-audit services provided by Ernst & Young LLP for the year ended December 31, 2016 and considered whether such services are compatible with maintaining its independence, and determined to engage Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017.

Based upon the Audit Committee’s review of the Company’s audited financial statements and the discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2016 be included in the Company’s Form 10-K for the same year filed with the SEC.

Patrick J. McDonnell (Chair)	John F. Chlebowski, Jr. (Vice Chair)
Phupinder S. Gill	Michael J. Small
Members, Audit Committee

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC.  Such directors, executive officers and stockholders are also required to furnish us with copies of all reports they file under Section 16(a).  Reports of purchases and sales of our securities by such persons are available on our website at www.firstmidwest.com/secdocuments/.  Based on a review of the copies of such reports, and on written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with during the fiscal year ended December 31, 2016.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled Audit Committee Report and Compensation Committee Report will not be deemed incorporated therein, unless specifically provided otherwise in such filing.  We also include several website addresses in this Proxy Statement for your reference. The information on these websites is not part of this Proxy Statement.

Other Business and Discretionary Authority

As of the date of this Proxy Statement, our Board of Directors knows of no matters to come before, and does not intend to present any matters at, the Annual Meeting other than those items set forth in the Notice of Annual Meeting of Stockholders attached to this Proxy Statement.  If other matters properly come before the Annual Meeting, or any adjournment or postponement, the persons named as proxies on the Proxy Card accompanying this Proxy Statement will have discretionary authority to vote pursuant to the Proxy Card, and the named proxies intend to vote on such matters in accordance with their best judgment.  In addition, the persons named as proxies on the Proxy Card will have the discretionary authority to vote pursuant to the Proxy Card on any proposal to adjourn the Annual Meeting for any reason, and they will vote on any such proposal to adjourn in accordance with their best judgment.

Each of the nominees for election as directors named in this Proxy Statement has consented to serve on our Board of Directors if elected, and we have no reason to believe that any of the nominees will be unwilling or unable to serve.  However, should any nominee become unable or unwilling to serve as a director, the persons named as proxies on the Proxy Card accompanying this Proxy Statement intend to vote for the election of any other person who may be nominated by our Board of Directors.

Stockholder Proposals for 2018 Annual Meeting of Stockholders

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in our proxy materials in connection with our 2018 annual meeting of stockholders must submit their proposals on or before December [13], 2017 to First Midwest Bancorp, Inc., Attn:  Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143.

In accordance with our Certificate of Incorporation, for a matter to be properly brought before the 2018 annual meeting of stockholders (but not necessarily contained in our proxy statement), a stockholder’s notice of the matter must comply with the requirements in our Certificate of Incorporation and be timely delivered to First Midwest Bancorp, Inc., Attn:  Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143, not less than 120 nor more than 180 days prior to the date of the meeting, which currently is scheduled for May 16, 2018.  As a result, any notice given by or on behalf of a stockholder under these provisions of our Certificate of Incorporation (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than November 17, 2017 and no later than January 16, 2018.

Important Notice Regarding Delivery of Stockholder Documents

SEC rules allow us to mail a single copy of our proxy materials to multiple stockholders of record sharing the same address and who we reasonably believe are members of the same household or to one stockholder who has multiple stockholder accounts.  This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.  We will deliver promptly to any stockholder sharing the same address a separate copy of this Proxy Statement and our 2016 Annual Report upon a request, orally or in writing, to our Corporate Secretary (1) by mail at One Pierce Place, Suite 1500, Itasca, Illinois 60143, or (2) by telephone at (630) 875-7463.

We have been notified that certain brokers and banks holding our Common Stock for their customers also will household proxy materials.  If you hold your shares in street name, you may contact your broker or bank if you desire to receive a separate copy of our proxy materials.

Stockholders sharing an address who now receive multiple copies of our proxy materials and who wish to receive only one copy of these materials per household in the future should contact our Corporate Secretary as indicated above (if your shares are held directly) or your broker or bank (if your shares are held in street name).

Additional Information

You may obtain additional information regarding the Company, including our corporate governance policies and practices, by visiting our website at www.firstmidwest.com/investorrelations, or by making a written request to our Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

By Order of the Board of Directors,

Nicholas J. Chulos
Executive Vice President, Corporate Secretary
and General Counsel
First Midwest Bancorp, Inc.

April [12], 2017

Appendix A

PROPOSED AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION REGARDING DECLASSIFICATION OF THE BOARD OF DIRECTIORS

Paragraph (c) of PART III—GENERAL PROVISIONS of ARTICLE FOURTH of the Certificate of Incorporation would be amended as follows:

ARTICLE FOURTH.  Authorized Stock.

PART III—GENERAL PROVISIONS

(c)                               Removal of Directors.  Any or all directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock.~~No director may be removed from office except for cause; provided, that, in addition to any affirmative vote required by law or any other provision of this Restated Certificate of Incorporation, the removal of any director shall require the affirmative vote of the holders of at least 67% of the voting power of the then outstanding Voting Stock [it being understood that,~~ F~~f~~or purposes of this paragraph (c), each share of the Voting Stock shall have the number of votes granted to it pursuant to this Article Fourth~~], and such affirmative vote shall be required notwithstanding the fact that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise~~.

ARTICLE FIFTH of the Certificate of Incorporation would be amended as follows:

ARTICLE FIFTH.  Board of Directors.

(a)                               The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)                              The number of directors constituting the Board of Directors of the Corporation shall be such number, not fewer than three nor more than twenty, as shall be fixed from time to time by resolution of the Board of Directors adopted by the affirmative vote of at least a majority of all members thereof.

(c)                               The successors of the directors whose terms expire at the 2017 annual meeting of stockholders shall serve a term of office to expire at the 2018 annual meeting of stockholders.  At the 2018 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall serve a term of office to expire at the 2019 annual meeting of stockholders.  At the 2019 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, the successors of the directors whose terms expire at each such meeting shall serve a term of office expiring at the annual meeting of stockholders next following their election.~~Board of Directors shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible.  Each director shall serve for a term ending on the date of the third annual meeting of stockholders of the Corporation following the annual meeting at which such director was elected; provided, however, that (1) each director in Class I elected at the annual meeting of stockholders~~

~~in 1985 shall hold office until the annual meeting of stockholders in 1986, (2) each director in Class II elected at the annual meeting of stockholders in 1985 shall hold office until the annual meeting of stockholders in 1987, and (3) each director in Class III elected at the annual meeting of stockholders in 1985 shall hold office until the annual meeting of stockholders in 1988.~~

~~(d)                              In the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, retirement, resignation, or removal, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible.~~

(d)~~(e)             Notwithstanding any of the foregoing provisions of this Article Fifth, e~~Each director shall serve until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal.  Should a vacancy occur or be created, ~~whether arising through death, retirement, resignation or removal of a director or through an increase in the number of directors of any class,~~ such vacancy shall be filled by a majority vote of the remaining directors ~~of all classes~~ then in office although less than a quorum, or by the sole remaining director.  A director elected to fill a vacancy arising through death, retirement, resignation or removal of a director shall hold office until the end of the term to which such director’s predecessor was chosen.  A director ~~so~~ elected to fill a vacancy created through an increase in the number of directors shall serve a term of office to expire at the next annual meeting of stockholders. ~~serve for the remainder of the then present term of office of the class in which the vacancy shall have occurred or shall have been created.~~

(e)~~(f)~~               Notwithstanding any of the foregoing provisions of this Article Fifth, whenever the holders of any outstanding class or series of Preferred Stock shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation and of the resolution of the Board of Directors providing for the issue of such class or series of Preferred Stock applicable thereto~~, and such directors so elected shall not be divided into classes pursuant to this Article Fifth, unless expressly provided by such terms~~.

(f)~~(g)~~               The Board of Directors, by resolution adopted by the affirmative vote of at least a majority of all members thereof, shall have concurrent power with the stockholders to adopt, amend or repeal the By-laws of the Corporation; provided, however, that the By-laws of the Corporation shall not be adopted, amended or repealed by the stockholders except by the affirmative vote of the holders of at least 67% of the voting power of the then outstanding Voting Stock, voting together as a single class [it being understood that, for purposes of this paragraph (f~~g~~), each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Fourth hereof], and such affirmative vote shall be required notwithstanding the fact that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

(g)~~(h)~~             Wherever the term “Board of Directors” is used in this Restated Certificate of Incorporation, such term shall mean the Board of Directors of the Corporation;

provided, however, that, to the extent any committee of directors of the Corporation is lawfully entitled to exercise the powers of the Board of Directors, such committee, to the extent provided by resolution of the Board of Directors or the By-laws, may exercise any power or authority of the Board of Directors under this Restated Certificate of Incorporation in the management of the business and affairs of the Corporation.

(h)~~(i)~~                The books of the Corporation (subject to the provisions of the laws of the State of Delaware) may be kept outside of the State of Delaware at such places as may be from time to time designated by the Board of Directors.  Elections of directors need not be by ballot unless the By-laws so provide.

(i)~~(j)~~                    No Director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware, as it may be in effect from time to time.  No amendment to or repeal of this paragraph (i~~j~~) shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

Appendix B

PROPOSED AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION REGARDING AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The first paragraph of ARTICLE FOURTH of the Certificate of Incorporation would be amended as follows:

ARTICLE FOURTH.  Authorized Stock.

The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Fifty One Million (251,000,000)~~One Hundred Fifty One Million (151,000,000)~~ shares, of which One Million (1,000,000) shares shall be shares of Preferred Stock without par value (hereinafter sometimes referred to as “Preferred Stock”), and Two Hundred Fifty Million (250,000,000)~~One Hundred Fifty Million (150,000,000)~~ shares shall be shares of Common Stock, $0.01 par value per share (hereinafter sometimes referred to as “Common Stock”).

B-1

VIEW MATERIALS & VOTE w SCAN TO ONE PIERCE PLACE, SUITE 1500 ITASCA, IL 60143 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 16, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 16, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E23466-P90858 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FIRST MIDWEST BANCORP, INC. The Board of Directors recommends you vote FOR the election of the following nominees: For ! ! ! ! ! ! ! Against Abstain 1. Election of Directors ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Thomas L. Brown The Board of Directors recommends you vote FOR the following proposals: For ! ! Against Abstain 1b. Phupinder S. Gill ! ! ! ! 2. Approval and adoption of an amendment to First Midwest Bancorp, Inc.’s certificate of incorporation to declassify the Board of Directors. 1c. Kathryn J. Hayley 1d. Frank B. Modruson 3. Approval and adoption of an amendment to First Midwest Bancorp, Inc.’s certificate of incorporation to increase the number of authorized shares of common stock from 150,000,000 to 250,000,000. 1e. Ellen A. Rudnick ! ! ! ! ! ! 1f. Michael J. Small 4. Approval of an advisory (non-binding) resolution regarding the compensation paid in 2016 to First Midwest Bancorp, Inc.’s named executive officers. Ratification of the appointment of Ernst & Young LLP as First Midwest Bancorp, Inc.’s independent registered public accounting firm for the year ending December 31, 2017. 1g. Stephen C. Van Arsdell 5. NOTE: In their discretion, the proxies named on the front of this proxy card are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve. Please sign this proxy card exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders on May 17, 2017: The Annual Report on Form 10-K, Notice of Annual Meeting of Stockholders and Proxy Statement and Telephone/Internet Voting Instructions are available at www.proxyvote.com E23467-P90858 Proxy Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders to be Held on May 17, 2017, 9:00 AM Central Time at the Westin Chicago Northwest Hotel, 400 Park Boulevard, Itasca, IL 60143 The undersigned stockholder(s) hereby appoint(s) Patrick S. Barrett and Nicholas J. Chulos, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of First Midwest Bancorp, Inc. held of record by the undersigned on March 24, 2017, at the 2017 Annual Meeting of Stockholders to be held on May 17, 2017 and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2017 Annual Meeting of Stockholders, the Proxy Statement in connection with such meeting and the 2016 Annual Report to Stockholders is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, it will be voted in accordance with the recommendations of the Board of Directors for each Proposal, and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. If the shares represented by this proxy are issued to or held for the account of the undersigned under one of the Company's employee benefit plans, then the undersigned hereby directs the trustee to vote such shares as designated on the reverse side of this proxy card. Continued and to be signed on the reverse side V.1.1